UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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AGCO CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

TIME AND DATE 9:00 a.m., Eastern Time, on Thursday, April 27, 2023	PLACE AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

RECORD DATE
Only stockholders of record as of the close of business on March 17, 2023 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Attendance at the Annual Meeting is limited to stockholders of record at the close of business on March 17, 2023, and to any invitees of the Company.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD
A list of stockholders as of the close of business on March 17, 2023 will be available for examination by any stockholder for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

ITEMS OF BUSINESS:
1.To elect ten directors to the Board of Directors for terms expiring at the Annual Meeting in 2024;
2.To consider a non-binding advisory vote relating to the frequency (every one, two or three years) of the non-binding stockholder vote relating to the compensation of the Company’s named executive officers;
3.To consider a non-binding advisory resolution to approve the compensation of the Company’s named executive officers (“NEOs”);
4.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023; and
5.To transact any other business that may properly be brought before the meeting.
We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope or vote by telephone or electronically. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

We intend to hold our annual meeting in person. However, we are actively monitoring the COVID-19 pandemic, and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local government may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.envisionreports.com/AGCO for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors
ROGER N. BATKIN
Corporate Secretary
Atlanta, Georgia
March 27, 2023
2023 Proxy Statement     1

Summary
This summary highlights information contained elsewhere in this proxy statement. Since this summary does not contain all of that information, we encourage you to read the entire proxy statement before voting.
ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE 9:00 a.m., Eastern Time, on Thursday, April 27, 2023	PLACE AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

RECORD DATE March 17, 2023	VOTING Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

VOTING RECOMMENDATIONS

Proposal	Board Vote Recommendation
Election of directors	FOR EACH NOMINEE
Advisory vote on frequency of executive compensation advisory vote	FOR ANNUAL CONSIDERATION
Advisory vote on executive compensation	FOR
Ratification of the selection of KPMG LLP	FOR
2     AGCO Corp.

SUMMARY
DIRECTOR NOMINEES
The following table provides summary information about each nominee. Directors are elected annually. AGCO has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

		Director Since			Committee Membership
Name	Age		Brief Biography	Independent	EC	AC	TC	FC	GC	SC
Michael C. Arnold	66	2013	Lead Director of AGCO Corporation, Former President and CEO, Ryerson Inc.		●				●
Sondra L. Barbour	60	2019	Former Executive Vice President, Lockheed Martin Corporation		●	●	●	●
Suzanne P. Clark	55	2017	Chief Executive Officer, U.S. Chamber of Commerce		●		●			●
Bob De Lange	53	2021	Group President, Services, Distribution and Digital, Caterpillar Inc.		●				●	●
Eric P. Hansotia	54	2020	Chairman, President and CEO, AGCO Corporation		●
George E. Minnich	73	2008	Former Senior Vice President and CFO, ITT Corporation		●	●		●	●
Niels Pörksen	59	2021	Chief Executive Officer, Südzucker AG					●	●
David Sagehorn	59	2022	Former Executive Vice President and CFO, Oshkosh Corporation			●	●
Mallika Srinivasan	63	2011	Chairperson and Managing Director, Tractors and Farm Equipment Limited (India)							●
Matthew Tsien	62	2021	Former Executive Vice President and Chief Technology Officer, General Motors, and Former President of General Motors Ventures			●	●

EC	Executive Committee	TC	Talent and Compensation Committee	GC	Governance Committee	●	Chair
AC	Audit Committee	FC	Finance Committee	SC	Sustainability Committee	●	Member
2023 Proxy Statement     3

SUMMARY

Board Diversity Matrix (As of March 17, 2023)
Total Number of Directors: 10
	Arnold	Barbour	Clark	De Lange	Hansotia	Minnich	Pörksen	Sagehorn	Srinivasan	Tsien
Demographic Background
African American or Black
Asian
Indian
White
Hispanic or Latinx
Alaskan Native or Native American
Two or More Race or Ethnicity
LGBTQ+
Did Not Disclose Demographic Background
Gender Identity
Male
Female
Non-Binary
Did Not Disclose Gender

DIVERSITY OF NOMINEES	BOARD TENURE OF NOMINEES(1)
(1) As of March 17, 2023.
GOVERNANCE UPDATE
Commencing in 2020, we have focused significant attention on a systematic and comprehensive review of our governance practices. Changes to-date include:
•Adoption of a five-year term limit for chairs of our Audit, Governance and Talent and Compensation Committees;
•A general refresh of committee assignments in order to bring fresh perspectives;
•A strengthening of our Lead Director Duties;
•Adoption of a five-year term limit for our Lead Director;
•An increase in the share ownership requirements for our directors and CEO;
•Continuation of our board refresh process, with the addition of six new independent members within the last four years; and
•A tightening of our hedging and pledging policy.
The Governance Committee will continue to review and update our governance practices to serve the best interests of all of our shareholders.
4     AGCO Corp.

SUMMARY
FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTE
We are asking stockholders to vote and advise as to whether the stockholders believe the non-binding vote relating to the compensation of the Company’s named executive officers should occur every one, two or three years.
EXECUTIVE COMPENSATION ADVISORY VOTE
We are asking stockholders to approve on an advisory basis our named executive officer compensation.
Commencing in 2020, in response to shareholder feedback, the Talent and Compensation Committee implemented significant changes to the performance-based aspects of our executive compensation, including:
•Changing the Chair of the Talent and Compensation Committee;
•Engaging a new independent compensation consultant;
•Significantly modifying executive retirement benefits;
•Refreshing the peer group of companies used for comparative purposes; and
•Implementing a system that increases and decreases key incentive compensation goals to reflect overall industry performance.
For more information on the Company’s executive compensation programs, please see “Proposal 3 — Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs” and “Compensation Discussion and Analysis” in this proxy statement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2023. KPMG LLP served as the Company’s independent registered public accounting firm for 2022 and is considered to be well-qualified. The Company’s Audit Committee considered a number of factors when selecting KPMG LLP, including qualifications, staffing considerations, and independence and quality controls.
Set forth below is summary information with respect to KPMG LLP’s fees for services provided in 2022 and 2021.

	2022	2021
Type of Fees	(in thousands)
Audit Fees	$7,741	$7,211
Audit-Related Fees	62	41
Tax Fees	—	—
Other Fees	—	—
Total	$7,803	$7,252
2023 Proxy Statement     5

Information Regarding the Annual Meeting	7
Proposal 1 Election of Directors	10
Board of Directors and Corporate Governance	16
Proposal 2 Proposal Regarding the Frequency (One, Two Or Three Years) of the Non-Binding Stockholder Vote Relating to the Compensation of the Company’s NEOs	25
Proposal 3 Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs	26
Proposal 4 Ratification of Company’s Independent Registered Public Accounting Firm for 2023	28
Other Business	28
Principal Holders of Common Stock	29
Certain Officers	31
Letter from our Talent and Compensation Committee	33
Compensation Discussion & Analysis	35
Summary of 2022 Compensation	54
2022 Summary Compensation Table	55
2022 Grants of Plan-Based Awards	58
Outstanding Equity Awards at Year-End 2022	59
SSAR Exercises and Stock Vested in 2022	61
Pension Benefits	62
2022 Pension Benefits Table	64
Other Potential Post-Employment Payments	65
Pay Versus Performance	68
2022 CEO Pay Ratio	70
Talent and Compensation Committee Report	71
Audit Committee Report	72
Certain Relationships and Related Party Transactions	74
Annual Report to Stockholders	75
Annual Report on Form 10-K	75
Independent Registered Public Accounting Firm	75
Stockholders’ Proposals	75
Reconciliation of Non-GAAP Measures	76
6     AGCO Corp.

Information Regarding the Annual Meeting
INFORMATION REGARDING PROXIES
This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.
If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You also may vote over the telephone or electronically via the internet as described on the proxy card provided to you. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and delivering prior to the voting a proxy card bearing a later date. You may also revoke your proxy card by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the ten director nominees described below; (ii) in favor of the one-year frequency for the non-binding stockholder vote relating to the compensation of the Company’s “Named Executive Officers” (“NEOs”); (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s NEOs; (iv) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023; and (v) in their best judgment with respect to any other business brought before the Annual Meeting.
The enclosed proxy card is solicited by the Board, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by directors, officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their customary expenses in forwarding proxy material to beneficial owners.
This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 27, 2023. The Company’s 2022 Annual Report on Form 10-K is also enclosed and should be read in conjunction with the matters set forth herein.
INFORMATION REGARDING VOTING
Only stockholders of record as of the close of business on March 17, 2023, are entitled to notice of and to vote at the Annual Meeting. On March 17, 2023, the Company had outstanding 74,846,197 shares of common stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office at (770) 813-9200.
QUORUM REQUIREMENT
A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and the beneficial owner did not give instruction.
2023 Proxy Statement     7

INFORMATION REGARDING THE ANNUAL MEETING
VOTE NECESSARY FOR THE ELECTION OF DIRECTORS
Directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting. See “Proposal 1 — Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures in our By-Laws.
Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.
VOTE NECESSARY RELATING TO THE NON-BINDING ADVISORY VOTE RELATING TO THE FREQUENCY (EVERY ONE, TWO OR THREE YEARS) OF THE NON-BINDING STOCKHOLDER VOTE RELATING TO COMPENSATION OF THE COMPANY’S NEOs
The non-binding advisory vote relating to the frequency of the non-binding stockholder vote to approve the compensation of the Company’s NEOs will require stockholders to choose between a frequency of every one, two or three years or abstain from voting. Because the stockholders vote on this proposal is advisory only, it will not be binding on the Company or the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation as it deems appropriate.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the frequency of the advisory vote on the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
VOTE NECESSARY TO ADOPT THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
Adoption of the non-binding advisory resolution to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. However, the Talent and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Talent and Compensation Committee deems appropriate.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution to approve the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
VOTE NECESSARY TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.
Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
OTHER MATTERS
With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws or, to the extent permitted by the laws of Delaware, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.
8     AGCO Corp.

INFORMATION REGARDING THE ANNUAL MEETING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
As required by rules adopted by the United Stated Securities and Exchange Commission, the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in our website’s “Investors” section located under “Company,” and the annual report to stockholders is available under the heading “Annual Reports” in our “Investors” section.

2023 Proxy Statement     9

PROPOSAL 1
ELECTION OF DIRECTORS
The Board recommends a vote “FOR” the nominees.

The Company’s By-Laws provide for a “majority voting” standard for the election of directors in uncontested elections. If an incumbent director does not receive the requisite majority vote, he or she would continue as a “carry over” director, but is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, our Governance Committee and the Board may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process with respect to his or her resignation.
In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Board, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting (i.e., a “contested election“), then our By-Laws provide that directors will be elected by a plurality vote.
For this year’s Annual Meeting, the Governance Committee has recommended, and the Board has nominated, the ten individuals named below to serve as directors until the Annual Meeting in 2024 or until their successors have been duly elected and qualified. The following is a brief description of the business experience, qualifications and skills of each of the nominees:
10     AGCO Corp.

PROPOSAL 1 ELECTION OF DIRECTORS

MICHAEL C. ARNOLD Age: 66 Director since October 2013 Lead Director since January 2021	SONDRA L. BARBOUR Age: 60 Director since April 2019

•Former President and Chief Executive Officer of Ryerson Inc.
•Various senior management positions with The Timken Company from 1979 to 2010 including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe)
•Lead Independent Director of the Board of Directors of Kaiser Aluminum Corporation, where he also serves on the Compensation Committee and is Chairman of the Nominating and Governance Committee
•Former member of the Board of Directors of Gardner Denver, Inc.

•Former Executive Vice President, Leidos Holdings, Inc. from August 2016 to January 2017
•Former Executive Vice President, Information Systems & Global Solutions, Lockheed Martin Corporation from April 2013 to August 2016
•Various leadership positions at Lockheed Martin Corporation from 1986 to 2013, including Chief Information Officer, Vice President of Corporate Internal Audit, Business Area Chief Information Officer and Vice President of Operations
•Member of the Board of Directors of Nisource, Inc., where she serves on the Audit and Finance Committees
•Former member of the Board of Directors of 3M Company and Perspecta Inc.
•Member of the Fox School of Business Management Information Systems Advisory Board

Qualifications and Skills:
As CEO of Ryerson, Mr. Arnold led the transformation of the business under private equity ownership into a leader in its industry, and then through its successful initial public offering in 2014. At Ryerson and previously Timken, Mr. Arnold was a supplier to the agricultural industry, and at both developed extensive manufacturing and distribution expertise. As an independent director at Gardner Denver, he had an integral role in the sale of Gardner Denver to KKR. Mr. Arnold brings public company board and management, M&A, capital allocation, manufacturing, distribution, supply chain, strategy and technology expertise to the Board. In addition, Mr. Arnold has significant international experience, having been responsible for global businesses with facilities worldwide.

Qualifications and Skills:
During her 30-year career with Lockheed Martin, retiring as Executive Vice President of Information Systems & Global Solutions, Ms. Barbour oversaw one of the largest and most sophisticated information technology functions in the world, involving not just the routine IT functions of a 110,000+ employee business, but also supporting the design and manufacturing of fighter jets and other complex defense hardware and the provision of a broad range of technical, scientific, logistics, system integration and cybersecurity services to customers. She also managed Lockheed’s internal audit function. Ms. Barbour brings to the Board substantial information technology, internal control and international experience.

2023 Proxy Statement     11

PROPOSAL 1 ELECTION OF DIRECTORS

SUZANNE P. CLARK Age: 55 Director since April 2017	BOB De LANGE Age: 53 Director since January 2021

•Chief Executive Officer of the U.S. Chamber of Commerce since March 2021
•President of the U.S. Chamber of Commerce since June 2019
•Former Senior Executive Vice President and former Chief Operating Officer of the U.S. Chamber of Commerce
•Led a prominent financial information boutique, Potomac Research Group (PRG), from 2010 through September 2014
•Formerly with the Atlantic Media Company as President of the National Journal Group, a premier provider of information, news and analysis for Washington’s policy and political communities
•Member of the Board of So Others Might Eat, a Washington, D.C. support system for the homeless
•Former President of International Women’s Forum (Washington Chapter), a global group of leading women in business, law, government, technology and the arts
•Member of the Board of Directors of Transunion, where she serves as the Chair of the Risk and Compliance Committee and serves on the Audit Committee

•Group President, Services, Distribution and Digital of Caterpillar Inc., responsible for management of the Caterpillar brand and distribution network.
•Various leadership positions since joining Caterpillar Inc. in 1993, including Group President of Construction Industries, Vice President, Excavation Division, and Worldwide Product Manager, Earthmoving Division.

Qualifications and Skills:
As Chief Executive Officer of the U.S. Chamber of Commerce, Ms. Clark has unequaled insight into American industry and commerce as well as the international interests of the Chamber’s 300,000 members. Ms. Clark brings to the Board the ability to provide real-time guidance on many of the critical issues being considered in Washington and elsewhere, which could affect AGCO’s strategy and operations including sustainability, government regulation and trade and commerce.

Qualifications and Skills:
As a senior executive at Caterpillar, Mr. De Lange has unique experience from working at an international business that bears many similarities to AGCO in the issues that it faces as a result of its manufacture and distribution of highly-engineered equipment through a global manufacturing base and a broad network of distributors. Mr. De Lange brings to the Board direct experience and expertise in digitalization and the development of dealer capability against a background of the product design, supply chain, manufacturing and distribution issues experienced by AGCO. Mr. De Lange’s global experience includes world-wide product management responsibilities with significant work assignments in Europe and Asia.

12     AGCO Corp.

PROPOSAL 1 ELECTION OF DIRECTORS

ERIC P. HANSOTIA Age: 54 Director since October 2020	GEORGE E. MINNICH Age: 73 Director since January 2008

•Chairman, President and Chief Executive Officer since January 1, 2021
•Senior Vice President — Chief Operating Officer of AGCO from January 2019 to December 2020; Senior Vice President, Global Crop Cycle and Fuse Connected Services, from 2015 to January 2019; and Senior Vice President, Global Harvesting and Advanced Technology Solutions, from 2013 to 2015.
•Prior to joining AGCO, Mr. Hansotia held several positions within John Deere including Senior Vice President, Global Harvesting, from 2012 to 2013, and Vice President, Global Crop Care based in Mannheim, Germany from 2009 to 2012. Prior positions with John Deere included General Manager, Harvester Works from 2005 to 2009; Vice President, Global Forestry from 2004 to 2005; and various roles at John Deere from 1993 to 2004.
•Member of the Board of Directors of Toro Co., where he serves on the Nominating and Governance and Compensation and Human Resources Committees

•Former Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007
•Several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001
•Various positions within Price Waterhouse (now PricewaterhouseCoopers LLP) from 1971 to 1993, serving as an audit partner from 1984 to 1993
•Formerly served as a member of the Board of Belden Inc. and Kaman Corporation

Qualifications and Skills:
With almost 30 years of experience in the agricultural equipment industry, including working in Europe, Mr. Hansotia has direct and extensive experience in almost every aspect of our business and has broad industry knowledge in order to be able to address the needs of farmers throughout the world. Mr. Hansotia has extensive experience in the agricultural equipment industry in the areas of engineering, quality, advanced technology, manufacturing and product management. More recently, he has led AGCO’s growing focus on precision agriculture, which we view as critical to the success of our farmers and the long-term sustainability of our food supply. Mr. Hansotia brings to the Board a strong strategic view on the future trends in global agriculture, proven global leadership experience as well as valuable subject matter expertise.

Qualifications and Skills:
Through his service as the Chief Financial Officer of a leading corporation and a former audit partner, Mr. Minnich has broad experience in a range of important issues that face every public company, including capital structure and allocation, accounting, internal control environment and risk management. Mr. Minnich also has had substantial experience on the audit committees of three publicly-traded companies, having chaired two of them. Mr. Minnich brings to the Board expertise that enables the Board to fulfill several different critical functions.

2023 Proxy Statement     13

PROPOSAL 1 ELECTION OF DIRECTORS

NIELS PÖRKSEN Age: 59 Director since October 2021	DAVID SAGEHORN Age: 59 Director since March 2022

•Chief Executive Officer at Südzucker AG since 2020; Südzucker AG (SZU: GR Xetra) is based in Germany and is one of the world’s largest sugar producers.
•Former Group Executive of Portfolio Solutions at Nufarm, a leading agricultural chemical company based in Australia.
•Former member of the Executive Board of Nordzucker.
•Former Chairman of the Board of Industrieverbrand Agrar, a European agriculture industry association.
•Various leadership positions with German-based BASF in various countries including Divisional Head of Global Strategic Marketing, Managing Director for Plant Protection and Head of Product Development, Consulting and Registration.

•Former Executive Vice President and Chief Financial Officer of Oshkosh Corporation.
•Various other management positions with Oshkosh Corporation from 2000 to 2007, including Vice President and Treasurer, Vice President, Business Development, and Vice President, Defense Segment.
•Member of the Board of Directors of Chart Industries, Inc., where he serves on the Compensation Committee and is Chair of the Audit Committee.

Qualifications and Skills:
As a senior executive in the agricultural chemicals and commodities industries for over 20 years, Mr. Pörksen brings first-hand experience of many of the issues that farmers face throughout the world. Mr. Pörksen has deep strategy experience combined with operational expertise in agricultural engineering, quality, manufacturing, sales, marketing and product management. He also brings a wealth of knowledge and involvement in international agricultural and commodity markets, especially in EME, from which 51% of AGCO’s sales are derived.

Qualifications and Skills:
Through his service for 13 years as the Chief Financial Officer of a large, multi-national manufacturer of construction, defense and other heavy equipment, Mr. Sagehorn has first-hand experience with many of the finance and accounting issues faced by AGCO, as well as with the global compliance environment. His prior experience in business development adds value as AGCO continues to consider expansion through acquisitions, particularly in the precision farming area. His expertise also adds depth to the Board’s expertise with audit, public-company disclosure and related functions.

14     AGCO Corp.

PROPOSAL 1 ELECTION OF DIRECTORS

MALLIKA SRINIVASAN Age: 63 Director since July 2011	MATTHEW TSIEN Age: 62 Director since January 2021

•Chairperson and Managing Director of Tractors and Farm Equipment Limited, the second largest agricultural tractor manufacturer in India, since December 2019 and previously held various progressing positions at TAFE since 1986
•Chairperson of the Indian Government’s Public Enterprises Selection Board
•Member of the Global Board of the U.S. India Business Council and the BRICS Women’s Alliance
•Former member of the Board of Directors of Tata Steel Limited (India) and Tata Consumer Products Limited (India)
•Former President of the Tractor Manufacturers Association of India
•Former member of the Board of Governors of the Indian Institute of Technology, Madras, and the Indian Institute of Management, Tiruchirappalli

•Former Executive Vice President and Chief Technology Officer, General Motors
•Former President, General Motors Ventures, 2020 to 2021
•Former President of General Motors China 2014 to 2020
•Various other leadership positions since joining General Motors in 1976, including Executive Vice President and President of GM China; Vice President Planning, Program Management and Strategic Alliances, China; Executive Vice President, SAIC-GM-Wuling Automotive; Executive Director, Global Technology Engineering; Executive Director, Vehicle Systems, North America Product Development; Chief Technology Officer and Director, Business Planning, GM China

Qualifications and Skills:
As the leader of India’s second largest tractor manufacturer, Ms. Srinivasan has over 36 years of first-hand experience in the agricultural farm machinery industry in India, emerging markets, and several of other markets served by AGCO. Ms. Srinivasan also has expertise in strategy and works in policy formulation and leadership development at corporate, state and national levels. Ms. Srinivasan brings to the Board both agricultural equipment and distribution knowledge and expertise together with public company board service.

Qualifications and Skills:
Through his 40-year career with General Motors prior to his recent retirement, including in his roles as Executive Vice President and Chief Technology Officer, Mr. Tsien helped lead one of the largest manufacturers in the U.S. evolve through successive generations of technology and performance requirements. He also has exceptional international experience, including his service as President of GM China, where he held profit and loss responsibility and led 50,000 workers producing automobiles for both the Chinese market and export. Mr. Tsien brings to the Board years of experience in engineering, electrification, connectivity, manufacturing, supply chain management and product design. Mr. Tsien has significant expertise in the management of, and investment in, evolving technologies.

DIRECTOR RECRUITMENT
On an ongoing basis, we actively are seeking potential director candidates. Our Governance Committee, working with its independent advisors, identifies the skills that are desirable in light of the skills of our existing directors, particularly those who are expected to retire in the near-term, and regularly interviews potential candidates. As an example, David Sagehorn, who joined the Board in 2022, brought experience in finance and accounting, both of which were skills that the Governance Committee identified as important for a future director.
2023 Proxy Statement     15

Board of Directors and
Corporate Governance
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board has determined that in order to be considered independent, a director must not:
•be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;
•receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;
•be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;
•have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;
•be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Talent and Compensation Committee; or
•be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three years of such other company, exceeds (or in the current year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.
In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:
•accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or
•be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.
Finally, in order to be independent for purposes of serving on the Talent and Compensation Committee, a director may not:
•be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;
•receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code; or
•have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.
These standards are consistent with the standards set forth in the NYSE rules, the Internal Revenue Code and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE. In affirmatively determining the independence of any director who will serve on the Talent and Compensation Committee, the Board of Directors considers all factors specifically relevant to determining whether such director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of the Talent and Compensation Committee member, including the independence factors set forth in the NYSE rules.
16     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Based upon the foregoing standards, the Board has determined that all of its directors are independent in accordance with these standards except for Mr. Hansotia and Ms. Srinivasan, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.
The Company and Tractors and Farm Equipment Limited (“TAFE”) are parties to a Letter Agreement, dated April 24, 2019, regarding the current and future accumulation by TAFE of shares of the Company’s common stock and certain governance matters, including the Company’s nomination of a director candidate selected by TAFE. TAFE’s proposed director candidate for 2023 is Ms. Srinivasan, TAFE’s Chairperson and Managing Director, and Ms. Srinivasan will be nominated for election by the Company’s Board of Directors. The Company and TAFE have several commercial relationships that are material to TAFE. See “Certain Relationships and Related Party Transactions” below for additional information.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has delegated certain functions to six standing committees: an Executive Committee, an Audit Committee, a Talent and Compensation Committee, a Finance Committee, a Governance Committee, and a Sustainability Committee. Each of the committees has a written charter. The Board has determined that each member of the Audit, Compensation and Governance Committees is an independent director under the applicable rules of the Internal Revenue Code, NYSE and SEC with respect to such committees. The following is a summary of the principal responsibilities and other information regarding each of the committees:

EXECUTIVE COMMITTEE		AUDIT COMMITTEE

Chair: Eric P. Hansotia	Other Members: Michael C. Arnold Sondra L. Barbour Bob De Lange Suzanne P. Clark George E. Minnich	Chair: Sondra L. Barbour	Other Members: George E. Minnich David Sagehorn Matthew Tsien

Principal Responsibilities
•Is authorized, between meetings of the Board, to take such actions in the management of the business and affairs of the Company which, in the opinion of the Executive Committee, should not be postponed until the next scheduled meeting of the Board, except as limited by the General Corporation Law of the State of Delaware, the rules of the NYSE, the Company’s Certificate of Incorporation or By-Laws or other applicable laws or regulations.

Principal Responsibilities
•Assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm.
•Reviews the Company’s internal accounting and financial controls, considers other matters relating to the financial reporting process and safeguards of the Company’s assets and produces an annual report of the Audit Committee for inclusion in the Company’s proxy statement.
•Reviews with management the Company’s risk assessment and risk management framework as well as relevant mitigation strategies.
•Reviews information technology system controls and cybersecurity risks, along with measures to mitigate these risks.
•The Board has determined that Ms. Barbour and Messrs. Minnich and Sagehorn are “audit committee financial experts,” as that term is defined under regulations of the SEC.
•The report of the Audit Committee for 2022 is set forth under the caption “Audit Committee Report.”

2023 Proxy Statement     17

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

TALENT AND COMPENSATION COMMITTEE		FINANCE COMMITTEE

Chair: Suzanne P. Clark	Other Members: Sondra L. Barbour David Sagehorn Matthew Tsien	Chair: George E. Minnich	Other Members: Sondra L. Barbour Niels Pörksen

Principal Responsibilities
•Assists the Board with respect to the Company’s compensation programs and compensation of the Company’s executives.
•Responsible for the succession process for the Chief Executive Officer and other executive officers, including assisting the Board with respect to selecting, developing, evaluating, and retaining the Chief Executive Officer, other executive officers and key talent.
•Has retained Korn Ferry to advise on current trends and best practices in compensation.
•The report of the Talent and Compensation Committee for 2022 is set forth under the caption “Talent and Compensation Committee Report.”

Principal Responsibilities
•Assists the Board in the oversight of the financial management of the Company including:
•the capital structure of the Company;
•the Company’s global financing strategies, objectives and plans;
•the Company’s credit profile and ratings;
•capital expenditure and investment programs of the Company;
•the Company’s interests in finance joint ventures; and
•the Company’s annual budget process and review.

GOVERNANCE COMMITTEE		SUSTAINABILITY COMMITTEE

Chair: Michael C. Arnold	Other Members: Bob De Lange George E. Minnich Niels Pörksen	Chair: Bob De Lange	Other Members: Suzanne P. Clark Mallika Srinivasan

Principal Responsibilities
•Assists the Board in fulfilling its responsibilities to stockholders by:
•identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board, and recommending candidates to the Board for all directorships and for service on the committees of the Board;
•developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company;
•overseeing the evaluation of the Board; and
•overseeing and providing input to management on the Company’s identification, assessment and management of risks associated with sustainability issues, including, but not limited to, climate-related risks.

Principal Responsibilities
•Assists the Board in the oversight of:
•the Company’s policies, strategies and practices related to environmental matters, namely climate change, greenhouse gas emissions, natural resource management, waste and environmental opportunities;
•the Company’s workplace safety and human rights policies, practices, and strategies; and
•the Company’s public disclosure of its sustainability posture and stockholder engagement related to the Company’s environmental and social footprint activities.

18     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
COMMITTEE COMPOSITION AND MEETINGS
The following table shows the current membership of each committee and the number of meetings held by each committee during 2022. The Company will determine the composition and chair positions of the respective committees for the remainder of 2023 following the Annual Meeting.

Director	Executive	Audit	Talent and Compensation	Finance	Governance	Sustainability(2)
Michael C. Arnold	●				●
Sondra L. Barbour	●	●	●	●
Suzanne P. Clark	●		●			●
Bob De Lange	●				●	●
Eric P. Hansotia	●
George E. Minnich	●	●		●	●
Niels Pörksen				●	●
David Sagehorn(1)		●	●
Mallika Srinivasan						●
Matthew Tsien		●	●
Total meetings in 2022	1	13	7	6	6	2

●	Committee Chair	●	Member
(1)Mr. Sagehorn joined the Board on March 15, 2022.
(2)The Sustainability Committee was established in 2022.
During 2022, the Board held seven meetings, and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.
IDENTIFICATION AND EVALUATION OF DIRECTOR NOMINEES
The Governance Committee has an ongoing process in place to identify potential Board candidates who possess the skills and personal characteristics that will allow the Board and its committees to best fulfill their responsibilities. As part of this process, the Governance Committee develops specific candidate profiles to guide Board refreshment as needs arise. It has retained a leading global search firm to assist in identifying candidates where appropriate. Since 2017, the Board has added seven independent directors who each possess the desired expertise and meet the candidate profiles developed by the Committee.
In addition to the specific profiles established for individual searches, there are a number of factors that the Committee generally views as relevant and is likely to consider to ensure the entire Board, collectively, embraces a wide variety of characteristics. These include:
•career experience, particularly experience that is germane to the Company’s business, such as with agricultural products and services, international operations, technology, distribution, product development and worldwide product management, sales, marketing, sustainability, legal, human resources and finance experience;
•experience serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;
•contribution to diversity of the Board and a commitment to furthering diversity;
•integrity and reputation;
•wisdom and judgment;
•independence;
•willingness and ability to participate fully in the work of the Board and to attend meetings in person; and
•current membership on the Company’s Board — our Board values continuity (but not entrenchment).
The Governance Committee does not assign a particular weight to these individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks
2023 Proxy Statement     19

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board.
The Committee strives to recommend candidates who bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. The Board believes that a diversity of experience, gender, race, ethnicity (national origin), age and other factors contributes to effective governance over the affairs of the Company for the benefit of its stockholders. The Governance Committee reviews potential Board candidates against the criteria it has established, develops a short list of candidates to recommend to the Board, obtains Board input on the candidates, arranges interviews, and ultimately makes final recommendations to the Board for consideration. The Committee closely monitors the size and composition of the Board and makes recommendations as to the pace of Board refreshment so that it has the benefit of both fresh perspectives and the knowledge that tenure and experience with the Company provide.
The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the Committee requires that a stockholder send the Committee:
•a resume for the candidate detailing the candidate’s work experience and academic credentials;
•written confirmation from the candidate that he or she (i) would like to be considered as a candidate and would serve if nominated and elected, (ii) consents to the disclosure of his or her name, (iii) has read the Company’s Global Code of Conduct (the “Code”) and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (iv) is, or is not, “independent” as that term is defined in the committee’s charter, and (v) has no plans to change or influence the control of the Company;
•the name of the recommending stockholder as it appears in the Company’s books, the number of shares of common stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);
•personal and professional references for the candidate, including contact information; and
•any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.
The foregoing information should be sent to the Governance Committee, c/o Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chair of the Committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and give the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders. The Committee does not necessarily respond directly to a submitting stockholder regarding recommendations.
In the event that a stockholder decides to formally nominate an individual for election as a director, as contrasted with recommending an individual to the Governance Committee, the process for such nomination is described in the By-Laws of the Company.
20     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
STOCKHOLDER OUTREACH AND GOVERNANCE UPDATE
STOCKHOLDER OUTREACH
During 2023 we continued an active stockholder outreach process. The outreach was broad:
•We contacted our largest stockholders representing approximately 62% of our shares, and requested the opportunity to discuss AGCO with them.
•We held discussions with each stockholder who requested a meeting. Our Lead Director and Chief Financial Officer participated in all of these discussions.
•Some large stockholders are passive investment funds that do not generally meet with stockholders.
We also talked with over 100 other stockholders during the course of 2022 as part of regular engagement with our investor relations team. The discussions were candid, and the feedback was consistently supportive. The principal topics of discussion related to AGCO’s performance generally, sustainability and, to a much lesser extent, compensation. Generally stockholders recognized and appreciated the efforts by the Board beginning in 2020 to update our governance and compensation approaches.
The second page of the Summary section of this proxy statement contains a chart that emphasizes tenure and enables shareholders to assess diversity on their own.
The feedback was shared with our Governance Committee, our Talent and Compensation Committee, and our Board, and reflected in our approach to these issues. The topics raised by shareholders are addressed below and elsewhere in this Proxy Statement, with sustainability and human capital addressed in our Annual Report on Form 10-K.
GOVERNANCE UPDATE
In the summer of 2020, our Governance Committee began a systematic and comprehensive review of governance practices with the objective being to consider topics at each meeting and, over a reasonable time, to update our practices where the Committee concluded that there were alternative or additional practices that are in the best interests of our stockholders. To assist it in this process, the independent directors identified and retained a recognized independent expert. Subsequently, the Governance Committee considered in depth various governance topics, including:
•Committee Chair Rotation. The Governance Committee implemented a term limit of five years for the Chairs of the Audit, Governance and Talent and Compensation Committees. While many companies do not have term limits for committee chairs – less than 20% of the S&P 500 have a policy on this – for those that do, almost 60% apply a five-year limit. We believe that the limit will better assure fresh perspectives in each committee’s consideration of appropriate topics. The two chairs who had served more than five years as committee chairs were replaced at year-end. We believe that a five-year limit is a best practice.
•Committee Structure and Refreshment. We reviewed the board committee structure and considered the suggestion that there be a separate Strategy Committee. That suggestion was not adopted based on the strong belief of our directors that strategy is the responsibility of all directors and should not be delegated. We also reviewed board committee membership and rotated committee members to enhance Board knowledge and continue to bring fresh perspectives. In 2021, the Succession Planning Committee was terminated, and its succession planning and talent development roles were moved to the Talent and Compensation Committee. In 2022, we added a Sustainability Committee.
•Lead Director Duties. When the Lead Director role initially was implemented, the Company adopted broad duties for the Lead Director consistent with those of other large publicly-traded companies and the views at the time of the largest proxy advisors. The Governance Committee expanded those duties to reflect evolving practice in the area. The expanded duties include, among other things, a clearer role in overseeing meetings of non-management and independent directors, authority to implement decisions and recommendations of independent directors, authority to retain advisors and consultants with respect to all board functions (and not just with respect to compensation and recruiting), and a broader role in reviewing the performance of the Board. We believe that our revised Lead Director duties provide a robust role and reflect best practices.
•Lead Director Rotation. Consistent with the discussion above of committee chair rotation, the Governance Committee implemented a limit for the Lead Director role, in the absence of exceptional circumstances, of five years. Almost no data is available with respect to practices elsewhere, but we believe that this is a prudent practice.
•Share Ownership Requirements. The Governance Committee reviewed the share ownership requirements for directors at 17 peer companies. The requirement generally ranged from 3-times to 8-times a director’s cash retainer, with 11 companies applying a 5-times requirement and, the next most common, four companies applying a 3-times requirement. Based upon this review, the Governance Committee increased the requirement for our directors from 4-times to 5-times.
2023 Proxy Statement     21

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
At the same time, consistent with data on share ownership policies with respect to executive officers, the Governance Committee increased the share ownership requirement for our CEO from 5-times to 6-times base compensation. We believe that the revised ownership requirements reflect best practices.
•Board Size and Composition. Consistent with its annual practice, the Governance Committee reviewed the Board’s size and structure and considered it relative to the extensive ongoing Board refresh process the Board is pursuing. The Board has added seven new independent members since 2017 and believes that the refreshment process should proceed in a manner that gives new Board members the benefit of interacting with those having longer tenure. In addition, with the assistance of a third-party advisor, we completed a comprehensive refreshment of our strategy that was reviewed and adopted by the full Board. The Governance Committee determined that the specific expertise it had identified for its ongoing Board search was consistent with the strategic plan and would best serve the Company.
•Hedging and Pledging. While we already had a policy prohibiting hedging and limiting pledging, the Governance Committee concluded that a stronger prohibition on pledging was appropriate. Previously, the policy prohibited only the pledging of a “significant” number of shares, which was defined as the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by the officer or director. As revised, the policy now prohibits all pledging. At the request of Ms. Srinivasan, as a result of her role at TAFE, the policy was narrowed to cover only securities where the director or officer directly or indirectly controls a majority of the equity securities of the owner of the AGCO securities or otherwise directly controls the equity securities of the Company. We believe that these prohibitions are best practices and, with the exception of the narrowing requested by Ms. Srinivasan, are the most stringent possible.
Independent of the systematic process of considering governance updates, the Governance Committee also considered the separation of the Chairman and CEO roles in connection with the retirement of our Chairman and CEO at the end of 2020. Although the Committee considers the Board and executive leadership structure regularly, in this instance, the specific consideration of the combination/separation of the Chairman and CEO roles took place at no fewer than six different Committee meetings over ten months, as well as at executive sessions, full-Board meetings and meetings of the independent directors only. We also solicited input of stockholders with respect to retaining the combined role, and more stockholders were supportive of retaining the combined role than not. The Committee, and ultimately the full Board, considered an extensive range of issues and factors and unanimously concluded, other than Ms. Srinivasan, that it was in the best interests of stockholders to continue with a robust Lead Director structure. The process followed with respect to whether to separate the CEO and Chairman roles was careful, well-considered, and lengthy, with all directors having numerous opportunities to join meetings and share their views. The Governance Committee will continue to review this topic on an annual basis.
As time permits at future meetings the Governance Committee will continue its review of governance practices, which may include director term limits, director mandatory retirement age, stockholder requirements for calling special meetings, stockholder ability to act by written consent, clawbacks, limitations on other board service (overboarding), proxy access, and other appropriate topics that are brought to the Committee’s attention.
BOARD LEADERSHIP STRUCTURE
Mr. Hansotia, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board, Mr. Arnold serves as Lead Director of the Board. The Company holds executive sessions of its non-management directors at each regular meeting of its Board. The Lead Director presides over executive sessions and at all meetings of the Board in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, leads the performance evaluation process of the Chief Executive Officer and has the authority to call meetings of the independent directors.
The Board reviews the Company’s board leadership structure annually. As part of this process, the Board considered the structures used by peer companies, alternative structures and the effectiveness of the Company’s current structure. The Board believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management. At the same time, having a Lead Director with a well-defined role provides an appropriate level of independent oversight and an effective channel for communications when needed.
22     AGCO Corp.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
RISK OVERSIGHT
The Company’s management maintains a risk assessment process that considers the risks that face the Company that management has identified as the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. In addition, using an outline provided by the Center on Executive Compensation (“CEC”), in 2022 we commenced an assessment to determine whether our compensation programs discourage plan participants from taking “excessive risks.” The assessment was completed in early 2023 and confirmed, using the CEC criteria, that our compensation program discourages taking excessive risks. Management periodically meets with the Company’s Audit Committee and Talent and Compensation Committee and reviews such risks and relevant strategies.
CORPORATE GOVERNANCE PRINCIPLES, COMMITTEE CHARTERS AND GLOBAL CODE OF CONDUCT
The Company provides various corporate governance and other information on its website. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:
•our corporate governance principles and charters for the Audit, Executive, Finance, Governance, Sustainability and Talent and Compensation Committees of the Board, are available under the headings “Governance Principles” and “Charters of the Committees of the Board,” respectively, in the “Corporate Governance” section of our website located under “Investors;” and
•the Company’s Global Code of Conduct, is available under the heading “Global Code of Conduct” in the “Corporate Governance” section of our website located under “Investors.”
In the event of any waivers of the Global Code of Conduct with respect to certain executive officers, those waivers will be available in the “Corporate Governance” section of our website.
In addition, the Board also has a set of “Roles, Responsibilities and Expectations” designed to provide for a uniform understanding of the operation and functioning of the Board and its collegial operations.
TALENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2022, Messrs. Sagehorn and Tsien and Mses. Barbour and Clark (Chair) served as members of the Talent and Compensation Committee. No member of the Talent and Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2022. None of the Company’s executive officers serve on the board of directors of any company of which any director of the Company serves as executive officer.
DIRECTOR COMPENSATION
The following table provides information concerning the compensation of the members of the Board for the most recently completed year. As reflected in the table, each non-employee director received an annual base retainer of $120,000 plus $165,000 in restricted shares of the Company’s common stock for Board service. Committee chairs received an additional annual retainer of $15,000 (or $25,000 for the chair of the Audit Committee and $20,000 for the chair of the Talent and Compensation Committee). Mr. Arnold, who was the Lead Director in 2022, also received an additional annual $40,000 Lead Director’s fee. Each non-employee director received an additional annual retainer of $6,000 if they served on three or more board committees (excluding the executive committee). The Company does not have any consulting arrangements with any of its directors. In 2022, the Talent and Compensation Committee reviewed board compensation with its independent compensation consultants and concluded that the current compensation levels reflected market practice.
2023 Proxy Statement     23

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

2022 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Michael C. Arnold	175,000	165,000	—	340,000
Sondra L. Barbour	151,000	165,000	—	316,000
P. George Benson(3)	39,231	—	—	39,231
Suzanne P. Clark	140,000	165,000	—	305,000
Bob De Lange	130,137	165,000	—	295,137
George E. Minnich	141,000	165,000	—	306,000
Niels Pörksen	120,000	165,000	—	285,000
David Sagehorn	95,667	165,000	—	260,667
Mallika Srinivasan	120,000	165,000	—	285,000
Matthew Tsien	120,000	165,000	—	285,000
Total	1,232,035	1,485,000	—	2,717,035
(1)Mr. Hansotia, as an employee of the Company, was not compensated for his service on the Board. Mr. Sagehorn joined the Board effective March 15, 2022.
(2)The Long-Term Incentive Plan provides for annual restricted stock grants of the Company’s common stock to all non-employee directors. For 2022, each non-employee director was granted $165,000 in restricted stock. All restricted stock grants are restricted as to transferability for a period of one year following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2022 annual grant occurred on April 28, 2022. The total grant on April 28, 2022 was 11,664 shares, or 1,296 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”).
After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2022 related to this grant: Mr. Arnold — 1,036 shares; Ms. Barbour — 1,296 shares; Ms. Clark — 1,296 shares; Mr. De Lange — 1,296 shares; Mr. Minnich — 777 shares; Mr. Pörksen — 1,101 shares; Mr. Sagehorn — 1,296 shares; Ms. Srinivasan — 907 shares; and Mr. Tsien — 1,296 shares.
(3)Mr. Benson retired from the Board upon the expiration of his term on April 28, 2022.
DIRECTOR ATTENDANCE AT THE ANNUAL MEETING
The Board has adopted a policy that all directors on the Board are expected to attend Annual Meetings of the Company’s stockholders. All of the incumbent directors on the Board, except for Mallika Srinivasan who attended virtually, attended the Company’s Annual Meeting held in April 2022 in person.
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
The Company encourages stockholders and other interested persons to communicate with members of the Board. Any person who wishes to communicate with a particular director or the Board as a whole, including the Lead Director or any other independent director, may write to those directors in care of Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board or to one or more particular directors. The Corporate Secretary will forward all correspondence satisfying these criteria.
24     AGCO Corp.

PROPOSAL 2
PROPOSAL REGARDING THE FREQUENCY (ONE, TWO OR THREE YEARS) OF THE NON-BINDING STOCKHOLDER VOTE RELATING TO THE COMPENSATION OF THE COMPANY’S NEOs
The Board recommends a vote “FOR” a “ONE-YEAR” frequency for the non-binding stockholder vote relating to the compensation of the Company’s NEOs.

Consistent with SEC rules, we will include not less frequently than once every three years in our proxy statement for a meeting of stockholders where executive compensation disclosure is required, an advisory resolution such as Proposal 3 for a non-binding stockholder vote relating to the compensation of the Company’s NEOs that is often referred to as a “say-on-pay” proposal. We are requesting your vote to advise us of whether you believe future say-on-pay proposals should occur every one, two or three years. The last time that our stockholders voted on a similar proposal, a majority voted to hold the say-on-pay vote every year. The Board of Directors recommends that we continue to conduct say-on-pay votes every year so that our stockholders may annually express their views on our executive compensation program.
Note that stockholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three-year frequency or an opportunity to abstain from voting on the proposal. Your vote on this proposal will be non-binding on us and the Board. However, the Board values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future decisions on the inclusion of such proposals in the proxy materials as it deems appropriate.

2023 Proxy Statement     25

PROPOSAL 3
NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
The Board recommends a vote “FOR” the non-binding advisory resolution to approve the compensation of the Company’s NEOs.

The Board is submitting a “say-on-pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Talent and Compensation Committee will review the voting results and seek to determine the causes of any negative voting result to better understand any issues and concerns that our stockholders may have. We intend to hold annual say-on-pay votes. Stockholders who want to communicate with the Board or management regarding compensation-related matters should refer to “Stockholder Communication with the Board of Directors” in this proxy statement for additional information.
Our compensation philosophy, program design and application, and the substantive changes that we made during 2022, which were minimal, are described under “Compensation Discussion and Analysis” and the letter from our Talent and Compensation Committee that precedes that discussion.
COMPENSATION PHILOSOPHY AND PROGRAM DESIGN
The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of stockholders and employees (i.e., pay for performance). A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive (“LTI”) compensation, which supports and reinforces the Company’s pay for performance philosophy.
BEST PRACTICES IN EXECUTIVE COMPENSATION
The Talent and Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus. The Company’s executive compensation programs consist of the following, several features of which were added in response to stockholder feedback:
•A formal compensation philosophy approved by the Talent and Compensation Committee that generally targets executive’s total compensation levels (including NEOs) at the median (or 50th percentile) of the market and provides opportunity for upside compensation levels for excellent performance;
•A well-defined peer group of similar and reasonably-sized industrial and manufacturing companies to benchmark NEO and other officer compensation;
•An annual incentive compensation plan (“IC Plan”) that, for 2022, included targets that were 40% based upon adjusted operating margin and 40% based on return on net assets (“RONA”), both of which are adjusted on a sliding scale to address agricultural equipment industry cyclicality, as well as 10% based on “employee engagement” and 10% based on “customer satisfaction.” For 2023 the targets are based on the same factors and weighting;
•A balanced long-term incentive plan (“LTI Plan”) consisting of (i) a performance share plan, which comprises approximately 60% of an NEO’s target LTI award and (ii) restricted stock units, which comprise approximately 40% of an NEO’s target LTI award. The performance share plan, as revised in 2021, includes targets that are 50% based upon three-year revenue growth relative to industry and 50% based upon three-year RONA, both subject to a Total Shareholder Return (“TSR”) modifier;
•Awards under the LTI Plan include a so-called “double trigger” equity vesting in the event of change of control;
•A clawback policy, which allows the Company to take remedial action against an executive if the Board determines that an executive’s misconduct contributed to the Company having to restate its financial statements;
•Stock ownership requirements that encourage executives to own a specified level of stock, which emphasizes the alignment of their interests with those of stockholders;
•Modest perquisites for executives (including NEOs);
•A plan design that mitigates the possibility of excessive risk that could harm long-term stockholder value;
26     AGCO Corp.

PROPOSAL 3 NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOs
•For new executive employment agreements beginning in 2017 (including Mr. Hansotia’s 2021 employment agreement), no gross-ups for excise taxes on severance payments due to a change of control; and
•A conservative approach to share usage associated with our stock compensation plans.
When the Talent and Compensation Committee considers exceptions from these practices it does so only after careful deliberation and input from its compensation consultant. Ultimately, the Talent and Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a manner that is consistent with its compensation philosophy, business strategy and stockholder focus.
We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and accompanying narrative set forth in this Proxy Statement.”
2023 Proxy Statement     27

PROPOSAL 4
RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023
The Board recommends a vote “FOR” the ratification of the Company’s independent registered public accounting firm for 2023.

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examined a number of factors when selecting KPMG LLP, including qualifications, staffing considerations, and independence and quality controls. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2023. KPMG LLP served as the Company’s independent registered public accounting firm for 2022 and is considered to be well-qualified.
In view of the difficulty and expense involved in changing independent registered public accounting firms on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2023 under this proposal, it is contemplated that the appointment of KPMG LLP for 2023 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.
A representative of KPMG LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
Other Business
The Board does not know of any matters to be presented for action at the Annual Meeting other than the proposals described above. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.
28     AGCO Corp.

Principal Holders of Common Stock
The following table sets forth certain information as of March 17, 2023, regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s common stock. This information is based upon SEC filings by the individual and entities listed below, and the percentage given is based on 74,846,197 shares outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class
Mallika Srinivasan Tractors and Farm Equipment Limited Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,171,827	(1)	16.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	6,622,963	(2)	8.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,955,636	(3)	9.3%
(1)For Ms. Srinivasan, includes shares held individually (21,675 shares), shares held through TAFE (8,886,831 shares), and shares held through TAFE Motors and Tractors Limited (3,263,321 shares). For TAFE, includes shares held directly (8,886,831 shares) and shares held through TAFE Motors and Tractors Limited (3,263,321 shares). Ms. Srinivasan is the Chairperson and Managing Director of TAFE. The Company owns a 20.7% interest in TAFE.
(2)The Vanguard Group has sole voting power with respect to none of its shares, shared voting power with respect to 24,960 of its shares, sole dispositive power with respect to 6,536,078 shares and shared dispositive power with respect to 86,885 of its shares.
(3)BlackRock, Inc. has sole voting power with respect to 6,758,627 shares and sole dispositive power with respect to 6,955,636 shares.
2023 Proxy Statement     29

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth information regarding beneficial ownership of the Company’s common stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of March 17, 2023. Except as otherwise indicated, each such individual has sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares That May be Acquired Within 60 Days	Percent of Class
Michael C. Arnold	16,021	—	*
Sondra L. Barbour	5,417	—	*
Suzanne P. Clark	7,571	—	*
Bob De Lange	2,420	—	*
George E. Minnich	21,040	—	*
Niels Pörksen	1,101	—	*
David Sagehorn(2)	1,296	—	*
Mallika Srinivasan(3)	12,171,827	—	16.3%
Matthew Tsien	2,309	—	*
Damon J. Audia	6,076	—	*
Robert B. Crain	25,975	—	*
Torsten R.W. Dehner	18,475	—	*
Eric P. Hansotia	90,736	—	*
All executive officers and directors as a group (20 persons)	12,414,285	—	16.6%
*Less than one percent
(1)Includes the following number of restricted shares of the Company’s common stock as a result of restricted stock grants under the Company’s incentive plans by the following individuals: Mr. Arnold — 1,036; Ms. Barbour — 1,296; Ms. Clark — 1,296; Mr. De Lange — 1,296; Mr. Minnich — 777; Mr. Pörksen — 1,101; Mr. Sagehorn — 1,296; Ms. Srinivasan — 907; Mr. Tsien — 1,296; All directors as a group — 10,301.
(2)Mr. Sagehorn joined the Board on March 15, 2022.
(3)Includes shares held individually (21,675 shares) and through TAFE (8,886,831 shares) and TAFE Motors and Tractors Limited (3,263,321 shares). Ms. Srinivasan is the Chairperson and Managing Director of TAFE. The Company owns a 20.7% interest in TAFE.

30     AGCO Corp.

Certain Officers
Below is information as of March 17, 2023, with respect to our executive officers and certain other employees.

Name	Age	Positions
Eric P. Hansotia	54	Chairman of the Board, President and Chief Executive Officer
Damon J. Audia	52	Senior Vice President — Chief Financial Officer
Roger N. Batkin	54	Senior Vice President — General Counsel, Chief ESG Officer and Corporate Secretary
Kelvin Bennett	55	Senior Vice President — Engineering
Stefan Caspari	45	Senior Vice President and General Manager, Grain and Protein
Robert B. Crain	63	Senior Vice President — Customer Experience
Seth H. Crawford	51	Senior Vice President and General Manager, Precision Ag and Digital
Torsten R.W. Dehner	55	Senior Vice President and General Manager, Fendt/Valtra
Luis F.S. Felli	57	Senior Vice President and General Manager, Massey Ferguson
Ivory M. Harris	49	Senior Vice President — Chief Human Resources Officer
Timothy O. Millwood	53	Senior Vice President — Chief Supply Chain Officer
Damon J. Audia has been Senior Vice President — Chief Financial Officer since July 2022. Mr. Audia served as Vice President and Chief Financial Officer of Kennametal Inc. from 2018 to 2022. Prior to that, Mr. Audia served as Senior Vice President and Chief Financial Officer of Carpenter Technology Corporation from 2015 to 2018; Senior Vice President of Finance in North America Business at the Goodyear Tire & Rubber Company from 2013 to 2015.
Roger N. Batkin has been Senior Vice President — General Counsel, Chief ESG Officer and Corporate Secretary since January 2022. Mr. Batkin was Senior Vice President — General Counsel and Corporate Secretary from January 2018 to January 2022. From 2013 to 2017, Mr. Batkin was Vice President, General Counsel and Corporate Secretary. Mr. Batkin was Vice President, Legal Services and Chief Compliance Officer for Europe/Africa/Middle East and Asia/Pacific from 2010 to 2013. Mr. Batkin was also Director of AGCO’s U.K. Operations between 2009 and 2013. Prior to joining AGCO, Mr. Batkin was an attorney with an international law firm.
Kelvin Bennett has been Senior Vice President — Engineering since January 2021. Mr. Bennett was Vice President, Engineering from 2013 to December 2020, Director of Engineering from 2011 to 2013, Chief Engineer from 2009 to 2011, and Engineering Manager from 2007 to 2009. Prior to joining AGCO, Mr. Bennett held various engineering supervisor and managerial position at Clarke (currently Nilfisk Advance) from 2005 to 2007, Dixon (currently Husqvuarna) from 2004 to 2005, and CNH Global N.V. and its predecessors from 1994 to 2004.
Stefan Caspari has been Senior Vice President and General Manager, Grain and Protein since January 2020. Mr. Caspari was Vice President and General Manager, Grain and Protein from April 2019 to December 2019, Vice President, Fuse Connected Services and Technology from 2017 to April 2019, Vice President, Global Strategy and Integration from 2015 to 2017 and Director, Strategy and Integration for Europe/Middle East from 2014 to 2016. Prior to joining AGCO, Mr. Caspari held several leadership positions at Zurich Insurance Group Ltd. and Arthur D. Little consulting firm.
Robert B. Crain has been Senior Vice President — Customer Experience since January 2022. Mr. Crain was Senior Vice President and General Manager, North America from January 2020 to January 2022, Senior Vice President and General Manager, Americas from 2015 to December 2019, and Senior Vice President and General Manager, North America from 2006 to 2014. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V. from 1999 to 2002. Mr. Crain is also Vice Chairman of the Association of Equipment Manufacturers and serves on the Board of Directors of Pacific Ag Rentals.
Seth H. Crawford has been Senior Vice President and General Manager, Precision Ag and Digital since January 2021. Mr. Crawford joined AGCO in 2019 as Vice President, FUSE Connected Services and Technology. Prior to joining AGCO, Mr. Crawford held several positions within John Deere from 1997 to 2019, including Director, Global Customer and Product Support, as well as various senior marketing roles including Worldwide Marketing Director, Construction and Forestry Division, and Marketing Director-Ag & Turf Division, Europe, Russia, North Africa and the Middle East.
Torsten R.W. Dehner has been Senior Vice President and General Manager, Fendt/Valtra since January 2022. Mr. Dehner was Senior Vice President and General Manager, Europe/Middle East from January 2020 to January 2022, Vice President,
2023 Proxy Statement     31

CERTAIN OFFICERS
Global Parts and Europe/Middle East Parts and Services from 2018 to December 2019, Vice President, Purchasing and Materials, Europe/Middle East - Commodity Director Powertrain & Perifery from 2015 to 2018, and Vice President, Purchasing and Materials, Europe/Middle East from 2010 to 2015. Prior to joining AGCO, Mr. Dehner held a number of leadership positions at Behr GmbH & Co. KG.
Luis F.S. Felli has been Senior Vice President and General Manager, Massey Ferguson since January 2022. Mr. Felli was Senior Vice President and General Manager, South America from January 2020 to January 2022. Mr. Felli joined AGCO in 2018 as President, AGCO, South America. Prior to joining AGCO, Mr. Felli held several leadership positions including General Director of Unipar Indupa S.A.I.C. from February 2017 to November 2017, Commercial Operations Director for Eldorado Brasil Celulose S.A. from 2013 to 2017, Operations Vice President for Atvos Agroindustrial Investimentos S.A. from 2008 to 2013, and Executive Vice President for Braskem S.A. from 2006 to 2008. Mr. Felli began his career at FMC Corporation.
Ivory M. Harris has been Senior Vice President — Chief Human Resources Officer since May 2021. Prior to joining AGCO, Ms. Harris spent 17 years with BASF, where she held HR leadership roles of increasing scope and responsibility throughout her tenure. Her most recent role was Vice President, People Service, US. Previous roles included Vice President, Total Rewards & Corporate HR Solutions, North America and Global Director, Human Resources, Bioscience Research. Ms. Harris also previously held a Senior Project Expert, International Delegation role that was based in Ludwigshafen, Germany.
Timothy O. Millwood has been Senior Vice President — Chief Supply Chain Officer since August 2022. Prior to joining AGCO, Mr. Millwood spent over 30 years at Cummins Inc. His most recent roles were Vice President, Global Purchasing and Vice President, Global Manufacturing prior to that.

32     AGCO Corp.

Letter from our Talent and Compensation Committee

HIGHLIGHTS FROM 2022:
•Completed the second year of implementation of new executive compensation plan developed in 2020 •Maintained metrics and weightings used in 2022 •Continued investor outreach

Dear Fellow Stockholders,
Attracting and retaining the right leadership for AGCO is one of the Board’s most important responsibilities. As the Talent and Compensation Committee, we are committed to ensuring that AGCO’s leadership team is incented to perform by compensation programs aligned to both our strategy and the creation of long-term stockholder value. With this as our foundation, we have taken a number of actions over recent years to refine our compensation philosophy and address more comprehensively the impact of cyclicality on setting effective targets.
FRESH PERSPECTIVES. In 2020, we determined that to support an enhanced approach to executive compensation we needed to bring new views and ideas. In support of this, the Board appointed a new Talent and Compensation Committee Chair in 2020. In addition, after a thorough selection process, and consideration of several firms, we engaged Korn Ferry as our new compensation consultant in 2020. To date, the Committee, with management support and Korn Ferry consultation, has made several key changes to revise our compensation programs to reflect the refined philosophy and input from our stockholders.
STOCKHOLDER ENGAGEMENT AND FEEDBACK. Stockholders’ support of our compensation program at our 2022 annual meeting increased over 2021, with 94% voting in favor of our “say-on-pay” proposal. Despite this favorable feedback and improvement, we seek continued improvement through further understanding of our stockholders’ views. We contacted our largest stockholders (representing approximately 62% of our outstanding shares) and held discussions with all who requested a meeting. None of these stockholders expressed any concerns regarding our current compensation approach and our efforts to provide further alignment with our key stakeholders.
KEY COMPENSATION PROGRAM CHANGES. For 2022, we made very few changes to our compensation program. We continued our basic approach, including a sliding scale to adjust annual performance targets to reflect cyclical changes in industry conditions and a Total Shareholder Return (TSR) modifier applicable to Performance Share Units (PSUs), but adjusted the performance metrics for short-term incentive awards to include “Employee Engagement” and “Customer Satisfaction,” with the possibility of a modification to the awards for these new nonfinancial metrics based upon the implementation of our recently-updated corporate strategy. We made these changes because we concluded that these particular factors aligned closely with our strategy and warranted special focus by our management team. There were no significant changes for 2023.
As we continue to review and evolve our compensation programs, we remain committed to gathering and incorporating stockholder feedback and welcome your input. We are confident that the changes we have implemented will support AGCO’s attraction and retention of key talent and drive robust business results and stockholder value.
2023 Proxy Statement     33

LETTER FROM OUR TALENT AND COMPENSATION COMMITTEE
DELIVERING RESULTS. AGCO’s results for 2022 were significantly improved over 2021 with record net sales and earnings per share, and adjusted operating margins of 10.3% compared to 9.1% in 2021. Overall industry conditions improved from 2021 to 2022, although actual 2022 results declined relative to original expectations. We believe our new compensation program structure worked as intended. Rather than easily outperforming a fixed goal, our sliding scale approach relative to actual industry conditions utilized for target setting, resulted in targets that remained appropriately challenging to achieve. As a result, we believe that the compensation awarded to executives for their 2022 performance fairly rewards our executives and their respective teams for their achievements, as discussed in detail in our Compensation Discussion and Analysis.
The Talent and Compensation Committee looks forward to refining our compensation program and obtaining further stockholder feedback during 2023.
TALENT AND COMPENSATION COMMITTEE
Suzanne P. Clark (Chair)
Sondra L. Barbour
David Sagehorn
Matthew Tsien
34     AGCO Corp.

Compensation Discussion & Analysis
NAMED EXECUTIVE OFFICERS (NEOs)

Damon J. Audia Senior Vice President, Chief Financial Officer	Andrew H. Beck Senior Advisor and Former Chief Financial Officer	Robert B. Crain Senior Vice President, Customer Experience	Torsten R.W. Dehner Senior Vice President and General Manager, Fendt/Valtra	Eric P. Hansotia Chairman, President and Chief Executive Officer	Hans-Bernd Veltmaat Strategic Advisor and Former Chief Supply Chain Officer
EXECUTIVE SUMMARY
OUR 2022 BUSINESS PERFORMANCE AND FINANCIAL HIGHLIGHTS

NET SALES ($ BILLIONS)	ADJUSTED OPERATING MARGIN (%)	ADJUSTED EPS ($)

5.4%
5.9%
7.0%
9.1%
10.3%
2018
2019
2020
2021
2022

$3.89
$4.44
$5.61
$10.38
$12.42
2018
2019
2020
2021
2022

*Refer to the Reconciliation of Non-GAAP Measures
2023 Proxy Statement     35

COMPENSATION DISCUSSION & ANALYSIS
MARKET CONDITIONS
AGCO delivered record results in 2022, underscored by net sales of approximately $12.7 billion and adjusted operating margin of 10.3%. AGCO’s performance was fueled by robust demand for our industry-leading products coupled with continued solid global industry demand. Our farmer-first focus was highlighted by our fourth quarter results that not only delivered record net sales and operating margin, but also generated substantial cash flow. These results are further evidence that our precision ag technology and premier equipment are in high demand and are driving productivity improvements for our farmers while providing us with margin-rich growth opportunities.
FINANCIAL PERFORMANCE
AGCO’s 2022 results are highlighted by significantly higher net sales and operating margins compared to 2021. Net sales for 2022 were approximately $12.7 billion, or 13.6% higher than 2021. Excluding adverse currency translation impacts of approximately 8.5%, net sales for the full year increased approximately 22.1% compared to 2021. Reported income from operations was approximately $1.3 billion in 2022 compared to $1.0 billion in 2021. Adjusted operating margins reached a record 10.3% of net sales in 2022 as compared to 9.1% in 2021. The increase in income from operations in 2022 was primarily the result of improved margins, which benefited from positive pricing impacts and a favorable sales mix that offset substantial inflationary cost pressures and continuing supply change challenges. Reported net income was $11.87 per share, and adjusted net income, excluding impairment charges, restructuring expenses and other related items was $12.42 per share. These results compare to reported net income of $11.85 per share and adjusted net income per share of $10.38 per share for 2021. Adjusted net income in 2021 excluded restructuring expenses and a deferred income tax adjustment.
Free cash flow, which is defined as net cash provided by operating activities less purchases of property, plant and equipment, was $449.9 million during 2022, as compared to $390.4 million during 2021. Supply chain disruptions resulted in higher raw material and work-in-process inventory levels during the course of 2022, although we were able to reduce work-in-process inventories during the fourth quarter of 2022. We achieved this free cash flow in 2022 even though capital expenditures increased from $269.8 million in 2021 to $388.3 million in 2022.
Adjusted operating margin, adjusted EPS, free cash flow and net sales excluding the impact of currency translation are all non-GAAP measures, and we provide reconciliations to the closest GAAP measures in the appendix at the end of this proxy statement.
OVERVIEW
Given the significant challenges created from the COVID-19 pandemic, including considerable supply-chain disruptions, the Talent and Compensation Committee considers AGCO’s performance during 2022 to be outstanding, supported by improvement in adjusted operating margins and earnings per share. As designed under the new compensation program implemented in 2021, the performance targets for both the short-term IC plan and the LTI plan were adjusted on a “sliding scale” based upon changes in industry conditions. As a result, the performance targets remained appropriately challenging for management to achieve in contrast to fixed targets that would have been easily met given the improvement in industry conditions. The Committee considered the various challenges faced by the Company during 2022 and determined that it was not appropriate to adjust the results of the short-term incentive compensation performance metrics. Unlike 2021, for which adjustments were made, the issues that arose in 2022 were within the bounds of reasonable expectations. The Committee considers the incentive compensation awards earned by executive management during 2022 to be well aligned with our operational performance.
36     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
STOCKHOLDER ENGAGEMENT
RESPONSIVENESS TO STOCKHOLDER FEEDBACK
Institutional shareholders vary with respect to whether they want to meet with company representatives to discuss compensation and governance, with some not wanting to meet at all and others wanting to meet only when they see significant issues. Consistent with prior years, we contacted our largest stockholders (representing approximately 62% of our outstanding shares) and held discussions with all who elected to. None of these stockholders expressed any concerns regarding our current compensation approach and our efforts to provide further alignment with our key stakeholders. Our Lead Independent Director and our Chief Financial Officer participated in all of these meetings. The full Board had robust discussions and thoughtfully considered our stockholders’ feedback. In addition, over the course of 2022 our management met or held briefer discussions with over 100 other shareholders. The discussions with our stockholders over the last few years have resulted in the following:

WHAT WE WERE TOLD	RESPONSE

More closely tie compensation plans to performance and business strategy
Adjusted metrics for the annual incentive and selected new metrics for the long-term incentive (LTI) emphasizing relative performance
Performance share unit grants under the LTI include relative TSR as a payout modifier

Align compensation to reduce the impact of industry volatility	Established performance targets for both short-term and long-term incentives based on a new sliding scale model to account for business cyclicality

Ensure compensation programs are within market levels	Froze the executive defined benefit retirement plan (plan was closed in August 2015 to new entrants) with a transition to an executive defined contribution plan

Disclose compensation plan targets	Enhanced disclosure includes STI (annual) threshold and maximum targets

2023 INCENTIVE PROGRAM OVERVIEW
In light of the changes to our short-term and long-term incentive programs for 2022, there were no significant structural changes for 2023.

	Compensation Vehicle	Measurement Period	Metric	Link to Performance and Strategy
Short-Term Incentive (STI) Program	Annual Incentives	One year	Adjusted Operating Margin (40%) (sliding scale relative to industry)	Aligns pay with performance and uses sliding scale approach for performance targets to manage cyclicality
			Return on Net Assets (RONA) (40%) (sliding scale relative to industry)	Margin improvement and sound asset management are key to improving financial performance
			Employee Engagement (10%)	Employee engagement supports employee retention and is critical to our ability to successfully implement our strategy
			Customer Satisfaction (10%)	Improved customer experience leads to better customer retention and improved sales
2023 Proxy Statement     37

COMPENSATION DISCUSSION & ANALYSIS
In addition, the Talent and Compensation Committee may modify the non-financial target awards based upon progress in the implementation of our recently-updated corporate strategy.

	Compensation Vehicle	Measurement Period	Metric	Mix	Link to Performance and Strategy
Long-Term Incentive (LTI) Program	Performance Share Units (PSUs)	Three years	3-year Revenue growth (50%) (sliding scale relative to industry)		Aligns pay with performance and uses sliding scale approach for performance targets to manage cyclicality
			3-year Return on Net Assets (RONA) (50%) (sliding scale relative to industry)	60%	Revenue and RONA metrics balance between growth and asset return discipline
			Both subject to relative TSR modifier (+/- 20%)		Relative Revenue target and TSR modifier creates stronger pay-for-performance alignment

	Restricted Stock Units (RSUs)	Three years	3-year ratable vesting period	40%	Promotes retention of key talent

	Stock Settled Stock Appreciation Rights (SSARs)	Four years	Discontinued	N/A	Moved to simpler design with two elements
RELATIONSHIP BETWEEN COMPENSATION METRICS AND FINANCIAL PERFORMANCE

DRIVERS OF OPERATING MARGIN (SHORT-TERM INCENTIVE)	DRIVERS OF RETURN ON NET ASSETS (SHORT-TERM AND LONG-TERM INCENTIVES)	DRIVERS OF 3-YEAR REVENUE GROWTH VS. INDUSTRY (LONG- TERM INCENTIVE, PSUs)

•Focus on profitability •Cost control/expense management •Streamline operations •Near-term business execution	•Focus on profitability •Efficient use of long-term assets •Working capital efficiency •Accountability for acquisition returns	•Market share •Successful execution of business strategy •Focus on customer trends and requirements
38     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
FINANCIAL PERFORMANCE AND COMPENSATION METRICS – IMPACT OF CYCLICALITY

NET SALES AND ADJUSTED EPS

Our success depends in large part on the strength of the agricultural equipment industry. Historically, demand for agricultural equipment has been cyclical and generally reflected the economic health of the agricultural industry, which is impacted by a variety of economic and other factors such as commodity prices, farm income and government support. Accordingly, our financial results, including net sales, margins, earnings and cash flows, are heavily dependent on industry conditions in a given year. As reflected above, the global agricultural equipment cycle last peaked in 2013, declined significantly starting in 2014 and began improving in 2017. In 2022, industry conditions remained above mid-cycle levels, and even above the last peak, driven largely by increases in commodity prices.
Establishing appropriate performance targets is particularly challenging due to the cyclicality of our industry – a cyclicality that often does not reflect the performance of the overall economy. Our objective is to provide targets that, with appropriate performance, are challenging but reasonable within the expected industry conditions over the duration of a performance period. Since industry conditions are difficult to forecast, our compensation payouts historically have varied significantly, largely due to unforeseen changes in conditions.
This is why, starting in 2021, we redesigned our compensation to better address industry cyclicality, with several of the targets being on a sliding scale tied to the 10-year average sales data for the agricultural equipment industry. The target adjustments are based upon comparing the current fiscal year’s industry sales to the 10-year average. In periods where the industry experiences an increase in sales, our targets will shift upward to account for the industry improvement. In periods where the industry experiences a decrease in sales, our targets will shift downward to account for industry decline. By adjusting targets to changes in the industry cycle, the targets remain demanding but reasonable regardless of industry conditions, rewarding management for good decisions that take advantage of improving demand, and controlling costs and working capital when demand declines. By normalizing targets for cyclical industry conditions, executives will be rewarded for operational performance and quick response to changing demand.
2023 Proxy Statement     39

COMPENSATION DISCUSSION & ANALYSIS
ADJUSTING FOR CYCLICALITY IN GOAL-SETTING

HOW SLIDING SCALE GOALS WORK
As an example of how our sliding scale will work in practice, below are visual representations of both the Operating Margin and RONA goals as they will adjust along the 10-year industry sales average axis.

2022 PERFORMANCE EVALUATION AND COMPENSATION
AGCO entered 2022 having met and largely overcome many of the challenges that it encountered in 2020 and 2021 following the onset of COVID-19, yet still facing some challenges, such as supply chain disruption and residual COVID-19 impacts. We were able to capitalize on the introduction of new products and services as well as a healthy farm economy. As a result, our key measures of performance improved in 2022 compared to 2021. For 2022, sales increased by 13.6%, RONA improved by 320 basis points, and adjusted operating margins improved by 120 basis points, these being three of the metrics that are reflected in our incentive compensation approach. Despite these improvements, 2022 had unexpected challenges of its own, particularly with respect to a sophisticated cyber attack discovered in May 2022 and, as previously noted, continued challenges to our supply chain. The supply chain challenges resulted in the need for us to maintain higher raw material and work-in-process inventory levels. In the evaluation of our 2022 performance targets, we identified and quantified the impacts of these challenges in several different areas, and we considered whether adjustments to any of the performance metrics were warranted. In the view of our Talent and Compensation Committee, adjustments are appropriate only where the underlying cause was not reasonably foreseeable, the impact was significant despite the best efforts of our management and other employees, and it would be inequitable to our employees not to make an adjustment. Based upon this standard, the Committee determined that adjustments to the 2022 results were not warranted as more fully discussed below. Note that this contrasts with 2021, when the Talent and Compensation Committee determined that adjustments were appropriate due to COVID-19.
Our business performance results were reflected in the 2022 pay decisions made by the Talent and Compensation Committee as summarized below:

Base Salary	In 2022, the base salaries for Messrs. Beck and Hansotia were increased by 10% and 9%, respectively, in order to better align their base compensation with that of the Company’s peer group. Otherwise, no increases were made to base salaries of Named Executive Officers during 2022.

Short-Term Incentive	Annual incentive awards for 2022 were paid out at 172.7% of target.

Long-Term Incentive	2022 grant was made at target levels of performance for NEOs based on midpoint of the range for each respective role.

40     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
COMPONENTS OF 2022 EXECUTIVE COMPENSATION

Short-Term	Mid-Term	Long-Term
Fixed	Variable

Base Salary Cash	Incentive Compensation (IC) Plan Cash	Performance Share Units (“PSUs”) Stock	Restricted Stock Units (“RSUs”) Stock

Purpose
Market-competitive base salary reflecting contribution, background, knowledge, skills and performance	Annual cash incentive based on achievements of key financial targets	Based on AGCO’s performance vs. pre-established goals aligned with generating stockholder value over the long-term	Employee Retention

Performance Period
N/A	1 year	3 years	3 years

Performance Measures
N/A	Adjusted Operating Margin as a % of Net Sales (40%) Return on Net Assets (40%) Customer Satisfaction (10%) Employee Engagement (10%)	Revenue Growth (50%) Return on Net Assets (50%) Subject to a TSR modifier relative to an agribusiness index	Stock Price Appreciation

We believe that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of incentive compensation. As illustrated below, in 2022, on average, over 70% of our NEO compensation was variable or “at risk” and tied to AGCO’s performance, with the greatest portion associated with long-term incentives:

CHIEF EXECUTIVE OFFICER	OTHER NEOs

74%
Target LTI
10%
Base
Salary
15%
Target
Bonus
90%
At-Risk Pay

44%
Target LTI
28%
Base Salary
27%
Target Bonus
72%
At-Risk Pay

2023 Proxy Statement     41

COMPENSATION DISCUSSION & ANALYSIS
2022 BASE SALARY
Base salary for NEOs establishes the foundation of total compensation and supports attraction and retention of qualified executives. Each NEO’s base salary is generally targeted at median levels of executives with similar roles and responsibilities at other industrial companies of similar revenue and complexity.
Base salary increases are primarily performance driven, but adjustments may be made to recognize additional responsibilities or market inequities. Generally, annual increases are effective on May 1st of each year, and the information below reflects base salary following any annual increase.

	2021	2022	% Change
Mr. Audia(1)	$—	$700,000	N/A
Mr. Beck(2)	$706,777	$777,454	10%
Mr. Crain	$605,986	$605,986	—%
Mr. Dehner(3)	$551,599	$528,293	—%
Mr. Hansotia(4)	$1,150,000	$1,250,000	9%
Mr. Veltmaat	$616,177	$616,177	—%
(1)Mr. Audia was hired on July 1, 2022. His base salary above reflects the full year.
(2)Mr. Beck’s base salary increased in May 2022. He retired in January 2023.
(3)Mr. Dehner’s base salary was unchanged in 2022 from 504,000 Swiss francs in 2021.
(4)Mr. Hansotia’s base salary increased in May 2022.
2022 ANNUAL INCENTIVE
Annual incentives are intended to facilitate alignment of management with corporate objectives in order to achieve outstanding performance and to meet specific AGCO financial targets. Incentive plan performance measures and targets are evaluated annually to ensure they support our strategic business objectives.
Incentive compensation is based on our performance, as well as the contribution of executive officers through the leadership of their respective regional or functional areas. For 2022, incentive compensation awards for all NEOs and senior vice presidents were based 100% on corporate goals for global alignment purposes. Incentive compensation opportunities are expressed as a percentage of each executive officer’s base salary. Effective May 1, 2022, Mr. Hansotia’s incentive compensation as a percentage of his base salary was changed from 125% to 150%. The annual award opportunities for the NEOs in 2022 were:

	Opportunity as a Percentage of Base Salary
Name	Minimum Award	Target Award	Maximum Award
Mr. Audia	50%	100%	200%
Mr. Beck	50%	100%	200%
Mr. Crain	45%	90%	180%
Mr. Dehner	45%	90%	180%
Mr. Hansotia	75%	150%	300%
Mr. Veltmaat	45%	90%	180%
The corporate objectives and targets are set at the beginning of each year and approved by the Talent and Compensation Committee based upon the prior year results as well as a budget approved by the Finance Committee. Unless determined otherwise, the Talent and Compensation Committee excludes restructuring and certain other items from the calculation of adjusted operating margin as a percentage of net sales and return on net assets in order to ensure the calculations are equitable and reflect normalized operating results. In addition, the Talent and Compensation Committee has the ability to make adjustments based upon other appropriate circumstances.
The charts below summarize the performance measures, weightings, and results that the Talent and Compensation Committee approved for the 2022 annual incentive.
42     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
DESCRIPTION OF PERFORMANCE MEASURES

PERFORMANCE MEASURE	DEFINITION	RATIONALE

Adjusted Operating Margin as a Percentage of Net Sales	Adjusted income from operations divided by net sales. This measure excludes restructuring expenses and certain other items approved by the Talent and Compensation Committee.	Margin improvement links to earnings and is key to increasing company performance and stockholder value.

Return on Net Assets	Adjusted income from operations divided by net assets. This measure excludes restructuring expenses and certain other items approved by the Talent and Compensation Committee.	Return on net assets promotes improving returns through an efficient use of capital and is an important indicator of stockholder value.

Customer Satisfaction	Utilizes the Net Promoter Score to calculate the willingness of our customers to recommend AGCO products to others. This calculation is a proxy to gauge the customer’s overall satisfaction with AGCO’s products and the customer’s loyalty to the AGCO brand.	Improved customer experience leads to better customer retention and improved sales

Employee Engagement	The level of our employees’ commitment and connection to our organization. Employee Engagement is measured through an annual survey; the survey measures our employees’ collective level of engagement via their responses to four questions that comprise our “employee engagement index.”	Employee engagement supports employee retention and is critical to our ability to successfully implement our strategy

2022 ANNUAL INCENTIVE PAYOUTS
As described previously, the financial targets for the annual incentive plan are adjusted on a sliding scale relative to actual industry conditions in order to address industry cyclicality. The performance targets remained appropriately challenging for management to achieve in contrast to fixed targets that might not have been met and therefore would not have provided an appropriate incentive. In addition, during 2022, AGCO experienced two significant challenges. The first was caused by the continuing disruptions in the global supply chain. In particular, parts and components were not delivered timely, thereby disrupting production flow and delivery of our products. These challenges impacted our costs and results as we took extraordinary measures to complete production of work-in-process inventory in order to deliver equipment to farmers. These impacts included re-assembly of equipment after receipt of missing parts as well as additional logistics costs to expedite components to meet production schedules. In addition we also had to maintain higher inventory levels than targeted. The second was caused by the disruption to our operations in May 2022 from a sophisticated cyber attack.
With the assistance of its independent compensation consultants, the Talent and Compensation Committee assessed these and other factors in order to determine whether an adjustment should be made to the 2022 performance metrics. The Committee considered whether and to what extent the underlying causes were reasonably foreseeable and whether the impact was significant despite the best efforts of management and other employees. It also considered ancillary factors such as the Committee’s decision to make an adjustment to 2021 performance metrics, as well as the competitiveness of the labor market. In addition, the Committee reviewed AGCO’s overall 2022 financial performance in comparison to the challenging sliding scale targets. After careful review, the Committee determined not to make any allowances for the purposes of calculating the performance metrics.
As a result of the overall performance of the agricultural equipment industry and the Company’s approach to align targets based upon the industry’s ten year average, the targets for operating margin and return on net assets for 2022 were decreased on a sliding scale by approximately 30 basis points and 250 basis points, respectively. In future years, the targets will be increased or decreased as appropriate to reflect the industry’s cyclical status at that time.
Accordingly, the Talent and Compensation Committee determined that AGCO performed at 172.7% of the established short-term incentive target for 2022.
2023 Proxy Statement     43

COMPENSATION DISCUSSION & ANALYSIS
2022 ANNUAL INCENTIVE PERFORMANCE MEASURES AND RESULTS

Measure	Weight	Bonus Objective	Percent Achieved	Earned Award

Adjusted Operating Margin as a Percentage of Net Sales			200%	80.0%

Return on Net Assets			156.7%	62.7%

Customer Satisfaction			200.0%	20.0%

Employee Engagement			100.0%	10.0%

For 2022, the goals have been increased from the goals for 2021 and new factors were added to the short-term performance. The short-term incentive payouts in 2022 were as follows:

Name	As a % of Salary	Actual Amount
Mr. Audia	173%	$609,406
Mr. Beck	173%	$1,301,977
Mr. Crain	155%	$941,884
Mr. Hansotia(1)	245%	$2,986,271
Mr. Dehner	155%	$848,935
Mr. Veltmaat	155%	$957,724
(1)     Effective May 1, 2022, Mr. Hansotia’s incentive compensation target award as a percentage of his base salary was changed from 125% to 150%.
44     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
LONG-TERM INCENTIVE
LTI is intended to engage executives in achieving longer-term performance goals and to make decisions in the best interest of the stockholders. LTI performance goals are reviewed annually to ensure they are appropriately aligned with stockholder interests and the strategic business objectives of AGCO.
In January 2022, the Talent and Compensation Committee approved long-term incentive awards for 2022 eligible plan participants. The target award levels for each award type were set at median level of market competitiveness.
The following table summarizes the mix and performance measurements for each form of equity awarded to our NEOs for 2022 under our LTI Plan:

AWARD TYPE	MEASUREMENT	RATIONALE

Performance Share Plan (“PSP”): 60%	•50% 3-year Revenue Growth •50% 3-year Return on Net Assets (“RONA”)	Both metrics are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term

Restricted Stock Units (“RSUs”): 40%	•Stock price appreciation	Alignment with long-term stockholder value

2020 – 2022 PERFORMANCE SHARE PLAN
Targets set for the 2020-2022 Performance Share Plan were set at the beginning of the three-year period. At the conclusion of the cycle, the Talent and Compensation Committee determined that, based on the Company’s performance, we achieved above “target” with respect to adjusted operating margin for 2020 and “outstanding” in 2021 and 2022, and “outstanding” with respect to return on invested capital (“ROIC”) for 2020, 2021 and 2022. The Committee made no adjustments for the 2020-2022 PSU awards, as the goals were established during a lower point in the global agricultural market, and we performed above expected levels. Therefore, we outperformed the Company’s “expected results” level performance goals for the applicable metrics. Overall, the weighted average performance for the 2020-2022 three-year PSP performance cycle was 191.7%.
The target award and actual number of shares received by the NEOs for the three-year PSP performance cycle (2020-2022) are shown below:

	Three-Year Performance Cycle (2020-2022)
Name	Target Award (100%)	Actual Award (192%)
Mr. Beck	9,100	17,441
Mr. Crain	7,300	13,991
Mr. Hansotia	9,400	18,014
Mr. Dehner	7,300	13,991
Mr. Veltmaat	7,300	13,991
2022-2024 PERFORMANCE SHARE PLAN (PSP)
Targets for the 2022-2024 performance cycle were set based upon the following:
•For RONA, the target was set on a relative industry sliding scale. This target is higher than the target set for RONA in the short-term IC plan for 2022, a result of the expectation of improvement for the three-year performance cycle compared to the one-year performance cycle used in the short-term IC plan.
•For Revenue Growth, the target was set based on achieving revenue above the relative industry performance for the three-year period.
We consider the specific target goals for PSP awards for uncompleted cycles to be confidential due to competitive harm. The Talent and Compensation Committee believes it is important to establish incentive targets that incorporate stretch

2023 Proxy Statement     45

COMPENSATION DISCUSSION & ANALYSIS
performance expectations and reward for exceeding defined performance and results. Disclosures of these goals prematurely may mislead investors as they may not fully appreciate the “stretch” nature of the goals.
MATRIX OF AWARD OPPORTUNITIES FOR AWARDS GRANTED IN 2022

	Return on Net Assets
	Below Threshold	Threshold	Target	Outstanding
Outstanding	100.0%	116.5%	150.0%	200.0%
Target	50.0%	66.6%	100.0%	150.0%
Threshold	16.5%	33.3%	66.6%	116.5%
Below Threshold	—%	16.5%	50.0%	100.0%
If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. In addition, the shares earned are subject to a TSR modifier that is determined at the end of the three-year performance cycle, that could result in an increase or a reduction of shares earned by 20%, dependent on the quartile of performance relative to an agribusiness index. Unless determined otherwise, the Talent and Compensation Committee excludes restructuring and certain other items from the calculations of Return on Net Assets in order to ensure the calculations are equitable and reflect normalized operating results and actions are not discouraged by their projected impact on the awards (this approach also applies to annual incentive compensation calculation of margin).
THE TALENT AND COMPENSATION COMMITTEE
The Talent and Compensation Committee approves all compensation for executive officers, including the structure and design of the compensation programs. We perform competitive market analysis with respect to cash compensation, long-term equity incentives and executive retirement programs in order to enable the Committee to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation programs and establish the specific compensation levels for our executives. The Talent and Compensation Committee also exercises its judgment as to what is in the best interests of the Company and its stockholders.
The process for compensation decisions made by the Talent and Compensation Committee involves:
•Reviewing the prior year say-on-pay voting results
•Considering feedback received from stockholders throughout the year
•Obtaining recommendations and market data from our independent compensation consultant
•Assessing business climate and industry factors
•Receiving input from our CEO and other senior members of management
•Evaluating NEO performance in alignment with Company goals
•Overseeing succession planning
46     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
PAY GOVERNANCE AND PAY FOR PERFORMANCE PHILOSOPHY
The compensation provided to our senior leaders is guided by pay-for-performance and the following principles:

Philosophy	Approach

Align with Stockholders Interests	Compensation paid should align directly with the long-term interests of our stockholders, and our executives should share with them in the performance and value of our common stock.

Support Business Strategy	Compensation should be based on challenging Company performance and strategic goals, which are within our executive’s control and reward performance aligned with AGCO’s strategy, values, and desired behaviors.

Pay for Performance	Target compensation should have an appropriate mix of short-term and long-term pay elements. In general, compensation is highly weighted - on average, over 70% - to variable or “at risk” compensation.

Encourage Executive Stock Ownership	Executives should meet minimum requirements for share ownership.

Competitive Compensation - Attract and Retain Quality Management	Executive pay is market competitive, but also performance-based and structured so that it addresses retention, recruitment, market scarcity and other business concerns.

WHAT WE DO:
Talent and Compensation Committee composed entirely of independent directors who are advised by an independent compensation consultant
Talent and Compensation Committee annually reviews financial performance objectives in our annual and long-term incentive plans
Annual and long-term incentive plans with performance objectives aligned to business goals
Long-term vesting period for equity awards
Compensation programs support a conservative approach to share usage
Double-trigger equity vesting in the event of change-in-control
Require substantial stock ownership for all executive officers
Clawback provisions in plans

WHAT WE DON’T DO:
  No tax gross-ups on change-in-control benefits (for all employment contracts since 2017 including the new CEO contract)
  Encourage excessive or unnecessary risk-taking
  Reprice equity awards without shareholder approval
  Allow directors or executives to engage in hedging or pledging of AGCO’s securities

2023 Proxy Statement     47

COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION CONSIDERATIONS
The Talent and Compensation Committee reviews recommendations from management, and with input from its independent compensation consultant, considers various factors when making executive compensation decisions, including:
•The cyclical nature of the business
•Agricultural equipment industry outlook
•Performance relative to peers and competitors
•Current competitive market conditions
•Key areas management can influence results over the short- and long-term
•Development and retention of top talent

CEO EMPLOYMENT AGREEMENT
In connection with his promotion to Chairman, President and Chief Executive Officer at the beginning of 2021, AGCO entered into an amended and restated employment agreement with Mr. Hansotia. The agreement generally is consistent with Mr. Hansotia’s prior employment agreement, and, among other things, provides for:
•An annual base salary of $1,250,000 for 2022 (an increase from $1,150,000 for 2021)
•Participation in annual and long-term incentive programs
•Severance benefits of two years (three years in the event of a change in control) in the event of a termination without “cause” or by Mr. Hansotia for “good reason”
•Enhanced severance benefits in the event of a termination in the event of a change of control – a so-called “double trigger”
•Retirement benefits per the Executive Non-qualified Pension Plan (ENPP)
•A company car and reimbursement for customary expenses
•Reimbursement of the cost of one club membership
•Term life insurance equal in value to six-times his base salary
•50 hours of flight time annually for personal use of the Company-provided aircraft.
The agreement also contains customary non-compete, non-solicitation and confidentiality provisions. In connection with the amendment and restatement of his contract, Mr. Hansotia’s prior right to a tax gross-up was deleted.
In negotiating Mr. Hansotia’s agreement, the Talent and Compensation Committee was assisted by its independent compensation consultant and believes that the final agreement is consistent with market practices. In addition, the Talent and Compensation Committee takes into account Mr. Hansotia’s permitted use of the Company-provided aircraft in establishing his compensation.
BENCHMARKING COMPENSATION TO PEERS
The Talent and Compensation Committee’s goal is to provide base salary, target total cash compensation (base salary plus target bonus opportunity) and target total direct compensation (target total cash plus target LTI opportunity) for each NEO that is competitive with the median levels of other industrial companies of similar size and complexity.
The Talent and Compensation Committee annually reviews the peer group for compensation comparisons and makes updates as needed to ensure that the included companies are appropriate comparators for determining whether total compensation for NEOs aligns with market. In determining the appropriate peer group, the Talent and Compensation Committee considers the attributes of company size as well as similarity of industry and business, as outlined in the table below.
48     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS

PEER GROUP – SELECTION PROCESS
REVIEW OF CURRENT COMPENSATION PEER GROUP
REVIEW CRITERIA
Our assessment of potential peer companies involved a series of key guidelines and parameters along with sound judgment to arrive at an appropriate compensation peer group. Note that not all compensation peer companies match all criteria, and not all criteria are of equal importance.

Review Items	Review Criteria	Consideration
Size	•Revenue falls within a range of ~0.3x to ~2x AGCO’s FY21 annual revenues
•For most companies, revenue is a proxy for business complexity and has the highest correlation to executive pay opportunity
•Market cap is also a useful reference (when combined with revenue). We typically consider potential peers that fall within a wider range of ~0.2x to ~5x of the Company market cap

Similar Industry	Compete within the following similar industries: •Machinery Industry •Building Products Industry •Transportation Manufacturer/Parts & Equipment •Aerospace and Defense
•Industry serves as a good reference for a company’s competition for business, capital, and talent
•For AGCO, there are a limited number of public Ag/Farm Machinery companies, so we expanded our search to include other machinery and equipment companies

Business Similarity
•Manufacturer of heavy-duty equipment and/or parts
•International sales of more than 30% of total sales
•Digitalization as a key initiative
•Does not rely on one single dealer or distributor (sales no more than 10% of total sales)
•These factors may impact the Company’s organization structure, market risk, KPls, sales forces, and other factors, which will eventually impact the Company’s pay program design
With the assistance of its independent consultants, the Talent and Compensation Committee reviewed our peer group in July 2022 and decided to remove Navistar, as it no longer is publicly-traded, but otherwise not to make any changes. The composition of the current peer group (16 companies) is shown below.

BorgWarner Inc. Cummins, Inc. Dana Incorporated Dover Corporation Flowserve Corporation Illinois Tool Works Inc.	Oshkosh Corporation PACCAR Inc. Parker Hannifin Corporation Rockwell Automation, Inc. Stanley Black & Decker Textron Inc.	Thor Industries, Inc. Trane Technologies Plc Westinghouse Air Brake Technologies Corporation Xylem Inc.

2023 Proxy Statement     49

COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION AND RISK MANAGEMENT
The Talent and Compensation Committee regularly reviews compensation plans and practices to ensure they are appropriately structured and aligned with business objectives, and not designed to encourage executives to take excessive risks. Using an outline provided by the Center on Executive Compensation (“CEC”), in 2022 we commenced an assessment to determine whether our compensation programs discourage plan participants from taking “excessive risks.” The assessment was completed in early 2023 and confirmed, using the CEC criteria, that our compensation program discourages taking excessive risks.
STOCK OWNERSHIP REQUIREMENTS
The Company requires its directors and officers to own AGCO shares as it emphasizes the alignment of their interests with those of stockholders. The ownership program covers all directors and executive officers. The requirements are as follows:
•Chief Executive Officer to own common stock, or other equity equivalents, equal in value to six times annual salary
•Other Executive Officers to own common stock, or other equity equivalents, equal in value to three times their respective annual salaries
•Non-employee directors to own common stock, or other equity equivalents, equal in value to five times the value of the annual retainer
Any person becoming a director or executive officer has five years from his or her election or promotion, or from an increase in the requirement, to comply with the stock ownership requirements. A person is considered to be in compliance once the minimum ownership level is reached (if he or she continues to hold at least the number of shares that initially was required regardless of the change in market value of the underlying equity securities). Our directors and executive officers all met the requirements that were applicable as of December 31, 2022.
OTHER COMPENSATION, BENEFITS AND CONSIDERATIONS
POST-TERMINATION AND CHANGE IN CONTROL BENEFITS
Employment agreements with the executives provide severance benefits when the termination is without “cause” or for termination with “good reason.” The size of the severance benefits depends on whether the termination involved a change of control.
SEVERANCE BENEFITS WITHOUT A CHANGE OF CONTROL
For terminations by the Company without “cause” or by an executive for “good reason” that do not involve a change of control, the severance benefit includes:
•The executive will receive his or her base salary for a period of one or two years and a pro rata portion of the annual incentive to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year.
•Specifically, for the NEOs, Messrs. Audia, Crain and Dehner will receive their respective base salaries and annual incentives for one year upon termination, and Mr. Hansotia will receive his base salary and annual incentives for two years upon termination. Messrs. Beck and Veltmaat would have received their respective base salaries and annual incentives for two years and one year, respectively, upon termination.
•A terminated executive also is entitled to receive any vested benefits under the ENPP payable beginning at age 65.
50     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
SEVERANCE BENEFITS TRIGGERED ON TERMINATION FOLLOWING A CHANGE OF CONTROL
For terminations by the Company without “cause” or by an executive for “good reason” that follow a change of control the severance benefit includes:
•For Mr. Hansotia, three times, and for the other NEOs two times their respective base salaries in effect at the time of termination.
•For all NEOs, a pro-rata portion of their respective annual incentives earned for the year of termination.
•For Mr. Hansotia three times, and for the other NEOs two times, the three-year average of their respective annual incentives received during the prior two completed years and the current year’s trend.
In addition to the cash severance payments, certain vesting benefits exist:
•All unvested equity awards include a “double-trigger” provision that states that vesting is contingent on a change in control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants.
•All benefits under the ENPP that have been earned based on years of service also become vested upon a change of control.
Executives with employment agreements prior to 2017 are entitled to receive a gross-up for excise taxes due on any of the change of control payments described above, other than ordinary income taxes associated with payouts from a change of control. Based upon discussions with stockholders, we eliminated the gross-up for excise taxes on severance payments due to a change in control for any executive receiving an employment agreement in 2017 and beyond. Under the provision of Messrs. Audia’s and Hansotia’s employment contracts, there are no excise tax gross-ups for severance payments.
For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire common stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of our Board of Directors are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of our assets.

2023 Proxy Statement     51

COMPENSATION DISCUSSION & ANALYSIS
RETIREMENT AND OTHER BENEFITS
Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution (as noted below).

PLAN TYPE	DESCRIPTION	STATUS

AGCO 401(k) Plan	For the Company’s 401(k) plan, we generally contributed approximately $13,725 to each eligible executive’s 401(k) account during 2022, which was the maximum contribution match allowable under the Company’s 401(k) plan.	Active

Executive Nonqualified Pension Plan (ENPP)	The ENPP provides the Company’s eligible US-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and 401(k) plan benefits attributable to employer matching contributions.	ENPP frozen to future salary benefit accruals as of December 31, 2024
Executive Defined Contribution (DC)
The Company maintains a DC plan with respect to which it makes contributions for certain senior U.S.-based executives. Executives who currently participate in the ENPP will transition to the DC plan in 2025 in connection with the freeze of the ENPP. Mr. Audia was the only NEO who participated in the DC plan during 2022. For Vice Presidents and Senior Vice Presidents, we annually contribute 10% of the executive officer’s salary plus his or her annual incentive compensation, less any contributions made during the year with respect to the AGCO 401(k) plan, to the DC Plan. For the Chief Executive Officer, the annual contribution percentage is 15%, similarly adjusted.
Active

Executives also participate in our other benefit plans on the same general terms as other employees. These plans may include medical, dental and disability insurance coverage.
In addition, the ENPP will be frozen to future salary benefit accruals as of December 31, 2024. No further accruals to the executive retirement benefit for compensation or service changes will be made after that date. As of January 1, 2025, any remaining participants will be transitioned to our Executive Defined Contribution plan.

LIMITED PERQUISITES

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest.
•The primary perquisites available to executives are the use of a leased automobile and the reimbursement of dues associated with a social or athletic club.
•Supplemental life and disability insurance is also provided for executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.
•For executives on international assignments, certain additional expatriate and relocation benefits are provided.
•Mr. Hansotia is allowed limited use of our leased aircraft for personal use. The cost of this use is taken into consideration by the Committee as part of the establishment of Mr. Hansotia’s compensation. No other executives are allowed personal use.

52     AGCO Corp.

COMPENSATION DISCUSSION & ANALYSIS
CLAWBACK POLICY
We have a Compensation Adjustment and Recovery Policy. Pursuant to the policy, if the Board learns of any misconduct by an officer of AGCO or one of its subsidiaries that contributed to our having to restate our published financial statements, it shall take, or direct management to take, such action as the Board deems reasonably necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the individual in violation of the policy. In determining whether remedial action is appropriate, the Board will take into account such factors as it deems relevant, including whether the misconduct reflected negligence, recklessness, or intentional wrongdoing. Remedial action may include dismissal and initiating legal action against the executive officer and others.
In addition, the Board will, to the full extent permitted by governing law, in all appropriate cases, direct management to seek reimbursement of any bonus or incentive compensation awarded to an officer, or effect the cancellation of unvested, restricted or deferred equity awards previously granted to an officer, if: (i) the amount of the bonus or incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced as part of a restatement; (ii) the officer engaged in intentional wrongdoing that contributed to the restatement; or (iii) the amount of the award would have been lower had the financial results been properly reported.
In determining what action to take or to require management to take, the Board may consider, among other things, penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, the impact upon us in any related proceeding or investigation of taking remedial action against an officer, and the cost and likely outcome of taking remedial action. The Board’s power to determine the appropriate remedial action is in addition to, and not in replacement of, remedies imposed by or available under applicable law.
Without by implication limiting the foregoing, following a restatement of the Company’s financial statements, we also shall be entitled to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
The policy further specifies that the authority vested in the Board under the policy may be exercised by any committee thereof. In 2022 the SEC issued final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules are more expansive than those under the rules adopted by the SEC in response to the Sarbanes-Oxley Act of 2022, but are subject, in the case of AGCO, to implementation rules being adopted by the NYSE and approved by the SEC. We will update our Clawback Rule once the NYSE rules are finalized.
HEDGING AND PLEDGING POLICY
Our Hedging and Pledging Policy prohibits Board members and officers from directly or indirectly, pledging with respect to any equity securities of the Company, or hedging with respect to any equity securities of the Company. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans, and “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which the Insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. For these purposes, “equity securities” include the Company’s common stock, preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a board member or officer for these purposes shall include equity securities attributable to the board member or officer under either Section 13 or Section 16 of the Exchange Act, provided that equity securities owned by entities shall be included only if the board member or officer directly or indirectly controls a majority of the equity securities of the entity or otherwise directly controls those equity securities of the Company. Pledges of equity securities made by board members or officers prior to December 3, 2020 (each a “Grandfathered Pledge”) in compliance with the Company’s prior pledging policy may remain pledged until such time when the Grandfathered Pledges are terminated. Equity securities that are pledged shall not be counted toward the ownership requirements under other policies of the Company.
2023 Proxy Statement     53

Summary of 2022 Compensation
The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed years ended December 31, 2020, 2021 and 2022.
In the column “Salary,” we disclose the amount of base salary paid to the NEO during the year.
In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock, SSARs or RSUs measured in dollars and calculated in accordance with ASC 718. For SSARs, the ASC 718 aggregate grant date fair value per share is based on certain assumptions that the Company explains in Note 10 to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022. For awards of stock, the ASC 718 aggregate grant date fair value per share is equal to the closing price of our common stock on the date of grant decreased by the present value of the future dividends estimated to be distributed. For the 2021 PSP awards that included a market condition, the company measured the fair value using a Monte Carlo simulation. The amounts disclosed as the aggregate grant date fair value of the stock awards granted under the PSP are computed at the probable outcome of the performance conditions, or “target” level. The actual amounts that will be earned are dependent upon the achievement of pre-established performance goals. Please also refer to the table below under the caption “2022 Grants of Plan-Based Awards.”
In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our IC Plan. The amounts included with respect to any particular year are dependent on whether the achievement of the relevant performance measure was satisfied during the year.
In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2022.
In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.
The Company currently has employment agreements with Messrs. Audia, Crain, Dehner and Hansotia and, prior to their retirement, Messrs. Beck and Veltmaat. The employment agreements provided for annual base salaries for 2022, following any annual adjustment, of: Mr. Audia — $700,000; Mr. Beck — $777,454; Mr. Crain — $605,986; Mr. Dehner — 504,000 Swiss francs; Mr. Hansotia — $1,250,000, and Mr. Veltmaat — $616,177. The employment agreements of Messrs. Audia, Crain, Dehner, and Hansotia continue in effect until terminated in accordance with their terms. Actual amounts paid in the year will vary due to timing of pay periods and implementations of base salary increases. In addition to the specified base salary, the employment agreements provide that each executive officer shall be entitled to participate in benefit plans and other arrangements generally available to senior executive officers of the Company.
54     AGCO Corp.

2022 Summary Compensation Table

Name and Principle Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	SSAR Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- Qualified Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Damon J. Audia Senior Vice President — Chief Financial Officer	2020	—	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—	—
	2022	350,000	—	3,207,997	—	609,406	—	625,153	4,792,556
Andrew H. Beck Senior Vice President — Senior Advisor and Former Chief Financial Officer	2020	660,539	—	861,779	156,337	1,193,924	2,215,920	40,663	5,129,162
	2021	691,364	—	1,223,802	—	1,081,639	—	45,106	3,041,911
	2022	753,895	—	1,200,446	—	1,301,977	—	50,375	3,306,693
Robert B. Crain Senior Vice President —Customer Experience	2020	605,986	—	690,841	125,562	985,788	1,915,155	48,901	4,372,233
	2021	605,986	—	979,018	—	853,259	—	53,405	2,491,668
	2022	605,986	—	960,378	—	941,884	—	54,446	2,562,694
Torsten R.W. Dehner Senior Vice President and General Manager, Fendt and Valtra	2020	511,824	—	690,841	125,562	839,637	290,945	25,933	2,484,742
	2021	551,599	—	979,018	—	772,675	—	23,364	2,326,656
	2022	528,293	—	960,378	—	837,263	—	29,870	2,355,804
Eric P. Hansotia Chairman, President and Chief Executive Officer	2020	727,100	—	890,269	160,030	1,314,233	1,341,879	55,813	4,489,324
	2021	1,150,000	—	6,978,345	—	2,248,969	652,962	151,472	11,181,748
	2022	1,216,667	—	8,573,886	—	2,986,271	363,569	210,060	13,350,453
Hans-Bernd Veltmaat Senior Vice President — Chief Supply Chain Officer	2020	616,177	—	690,841	125,562	1,002,366	1,010,333	64,249	3,509,528
	2021	616,177	—	979,018	—	867,608	1,035,211	71,938	3,569,952
	2022	616,177	—	960,378	—	957,724	—	62,115	2,596,394
(1)Mr. Audia joined the Company as Chief Financial Officer on July 1, 2022. Mr. Beck served as Senior Vice President and Chief Financial Officer through June 30, 2022, and retired from the Company on January 31, 2023. Mr. Veltmaat retired from the Company on December 31, 2022.
(2)Stock Awards for 2020
In 2020, awards were granted under the 2020-2022 three-year performance cycle under the PSP, where the awards earned are based on the average of each year in the three-year performance cycle, and RSUs, where the awards were granted with a three-year cliff-vesting period beginning on the date of grant, subject to adjustment based on a performance metric relative to the Company’s defined peer group. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2020-2022 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant, and the grant date fair value of RSUs.

The values of the awards on the date at the actual performance achieved level are as follows: Mr. Beck — $1,236,091; Mr. Crain — $991,589; Mr. Dehner — $991,589; Mr. Hansotia — $1,276,841; and Mr. Veltmaat — $991,589. The pre-established performance goals for three-year performance cycle under the PSP were achieved at 191.67% or above “target.”
The following were the value of the RSUs on the date of grant: Mr. Beck — $216,862; Mr. Crain — $173,490; Mr. Dehner — $173,490; Mr. Hansotia — $224,091; and Mr. Veltmaat —$173,490. RSUs 2020 remain to be issued as they are subject to adjustment based on a margin improvement metric relative to the Company’s peer group. Mr. Veltmaat vested proratably with respect to his 2020 RSU grants through the date of his retirement on December 31, 2022 pursuant to the terms of our RSU agreements. Mr. Veltmaat forfeited 68 RSUs associated with his 2020 RSU grants due to the proration of vesting through his retirement date, representing a value of approximately $4,819 on the date of grant.
Stock Awards for 2021
In 2021, awards were granted under the 2021-2023 three-year performance cycle under the PSP, where the awards earned are based on the average of each year in the three-year performance cycle subject to a total shareholder return modifier, and RSU’s that vest in equal installments over three years from the date of grant. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2021-2023 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant, and the grant date fair value of RSUs.
Assuming the maximum level of performance, the following would be the values of the award on the date of grant: Mr. Beck — $1,516,098; Mr. Crain — $1,212,878; Mr. Dehner - $1,212,878; Mr. Hansotia — $8,644,224; and Mr. Veltmaat — $1,212,878. The pre-established performance goals average for the two-year average of the three-year performance cycle under the PSP were achieved at
2023 Proxy Statement     55

2022 SUMMARY COMPENSATION TABLE
110.5%, or above “target” but are not yet vested. Mr. Veltmaat vested proratably with respect to his PSU grants (two years of the 2021-2023 three-year performance cycle) through the date of his retirement on December 31, 2022. Mr. Veltmaat forfeited 1,640 PUP awards associated with PSU grants during 2021 representing a value of approximately $404,293 on the date of grant, assuming the maximum level of performance conditions, as a result of the proration of vesting in the PSU awards through his retirement date. The number of shares that Mr. Veltmaat will ultimately receive related to these awards will depend upon the actual level of performance achieved at the end of the respective three-year performance period.
The following were the value of the RSUs on the date of grant: Mr. Beck — $465,753; Mr. Crain — $372,579; Mr. Dehner — $372,579; Mr. Hansotia — $2,656,233; and Mr. Veltmaat c $372,579. Mr. Veltmaat vested proratably with respect to his 2021 RSU grants through the date of his retirement on December 31, 2022 pursuant to the terms of our RSU agreements. Mr. Veltmaat forfeited 1,184 RSUs associated with his 2021 RSU grants due to the proration of vesting through his retirement date, representing a value of approximately $134,533 on the date of grant.
Stock Awards for 2022
In 2022, awards were granted under the 2022-2024 three-year performance cycle under the PSP, where the awards earned are based on the average of each year in the three-year performance cycle subject to a total shareholder return modifier, and RSU’s that vest in equal installments over three years from the date of grant. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2022-2024 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant, and the grant date fair value of RSUs.
Assuming the maximum level of performance, the following would be the values of the award on the date of grant: Mr. Audia — $896,380; Mr. Beck — $1,474,049; Mr. Crain — $1,179,140; Mr. Dehner — $1,179,140; Mr. Hansotia — $10,464,802; and Mr. Veltmaat — $1,179,140. The pre-established performance goals for the first year of the three-year performance cycle under the PSP were achieved at 148.4%, or above “target” but are not yet vested. Mr. Veltmaat vested proratably with respect to his PSU grants (one year of the 2022-2024 three-year performance cycle) through the date of his retirement on December 31, 2022. Mr. Veltmaat forfeited 3,167 PSU awards associated with PSU grants during 2022 representing a value of approximately $786,176 on the date of grant, assuming the maximum level of performance conditions, as a result of the proration of vesting in the PSU awards through his retirement date. The number of shares that Mr. Veltmaat will ultimately receive related to these awards will depend upon the actual level of performance achieved at the end of the respective three-year performance period.
The following were the value of the RSUs on the date of grant: Mr. Audia — $2,759,807; Mr. Beck — $463,422; Mr. Crain — $370,808; Mr. Dehner — $370,808; Mr. Hansotia — $3,341,486; and Mr. Veltmaat —$370,808. Mr. Veltmaat forfeited 2,199 RSUs associated with his 2022 RSU grants due to the proration of vesting through his retirement date, representing a value of approximately $256,716 on the date of grant.
In 2022, Mr. Audia received an inducement award in connection with his recruitment approximately equal in value to the in-the-money value of equity awards that he forfeited as a result of joining AGCO.
(3)SSARs were awarded on January 22, 2020. There were no SSARs awarded in 2021 and 2022. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718.
(4)All annual incentive awards were performance-based. Payments were earned based upon the performance in the year of the award and paid the following February or March of each respective year.
(5)The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the year to the end of the year. The obligation shown in the “2022 Pension Benefits Table” presented below is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service. The values shown in the Summary Compensation Table represent the change in the pension obligation since the prior year.
Change in pension values during the year may be due to various sources such as:
•Service accruals: The benefits payable from the pension plans increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the year, the benefit payable at retirement increases. Each of the NEOs who participate in a pension plan earned an additional year of benefit service during 2022 except for Mr. Beck who has already earned the maximum benefit service allowed under the plan.
•Compensation increases/decreases since prior year: The benefits payable from the pension plans are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the pension plans will increase (decrease) as well.
•Aging: The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.
•Changes in assumptions: The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate increased from 2021 to 2022, which contributed to a decrease in the present value of the officers’ benefits. The change in pension value is subject to many external variables discussed above, such as discount rates, that are not related to Company performance.
•Plan amendments: The Company periodically amends its retirement programs in order to remain competitive locally and/or align with our global benefits strategy. During 2021, the Company amended the ENPP to freeze future salary benefit accruals as of December 31, 2024, and to eliminate a lifetime annuity feature for participants reaching age 65 subsequent to December 31, 2022.
During 2021, while the pension annuity values for Messrs. Beck and Crain increased due to service and compensation changes, the plan amendment (as described above under “Plan Amendments”) resulted in a net decrease in the present value of benefits of $1,952,381 for Mr. Beck and $996,545 for Mr. Crain. Similarly, for Mr. Dehner, while the total account balance under the BVG plan
56     AGCO Corp.

2022 SUMMARY COMPENSATION TABLE
increased, changes in assumptions resulted in a net decrease in the present value of benefits of $69,186. As a result, the change in present value of their pension benefits were reported as $0 during 2021.
During 2022, while the pension annuity values for Messrs. Beck, Crain and Veltmaat increased due to service and compensation changes, the increase in discount rate during 2022 resulted in a net decrease in the present value of benefits of $1,877,594 for Mr. Beck, $619,131 for Mr. Crain and $1,281,845 for Mr. Veltmaat. Similarly, for Mr. Dehner, while the total account balance under the BVG plan increased, changes in assumptions resulted in a net decrease in the present value of benefits of $23,900. As a result, the change in present value of their pension benefits were reported as $0 during 2022. The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”
(6)The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2022:

Name	Club Membership ($)	Defined Contribution Match ($)	Life Insurance(a) ($)	Car Lease and Maintenance(b) ($)	Other(c) ($)	Total ($)
Damon J. Audia	—	35,000	2,580	98	587,475	625,153
Andrew H. Beck	11,028	13,725	12,095	13,527	—	50,375
Robert B. Crain	14,528	13,725	11,464	13,683	1,046	54,446
Torsten R.W. Dehner	—	—	—	23,736	6,134	29,870
Eric P. Hansotia	14,528	13,725	12,429	17,730	151,648	210,060
Hans-Bernd Veltmaat	10,200	13,725	17,103	18,980	2,107	62,115
(a)These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.
(b)These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.
(c)In 2022, in accordance with his employment contract, Mr. Hansotia used the corporate aircraft for personal use for an aggregate of approximately 40 hours for an aggregate incremental cost of $151,648. Incremental cost for corporate aircraft includes, calculated on a per hour basis, (1) fuel and oil, (2) travel, lodging and other crew expenses, (3) landing, parking, flight planning, customs and similar fees, (4) deadhead and positioning costs, (5) catering costs, (6) maintenance (when not considered a fixed cost), and (7) other similar costs. Since our aircraft is used predominately for business travel, incremental costs exclude fixed costs such as depreciation, crew compensation, hangar rent and insurance. The amount for Mr. Crain includes commercial airfare related to attendance by Mr. Crain’s wife at a business-related event — $1,046. The amount for Mr. Dehner includes commercial airfare-related costs related to attendance by Mr. Dehner’s wife at a business-related event — $6,134. The amount for Mr. Veltmaat includes commercial airfare-related costs related to attendance by Mr. Veltmaat’s wife at a business-related event — $2,107. The amount for Mr. Audia includes a sign-on bonus of $500,000 and relocation expenses and related costs of $87,475.
2023 Proxy Statement     57

2022 Grants of Plan-Based Awards
In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes the awards under the Company’s IC Plan, as well as PSP awards and RSUs under the LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the second-to-last column, we report the number of shares of common stock underlying RSUs granted in the year. In all cases, the exercise price was equal to the closing market price of the Company’s common stock on the date of grant. In the last column, we report the aggregate ASC 718 grant date fair value of all stock awards made in 2022. Stock awards include the annual PSU award and the RSU award.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Damon J. Audia	IC Plan		176,438	352,877	705,753
	PSP	7/13/22				1,649	4,948	9,896		448,190
	RSU	7/13/22							30,088	2,759,807
Andrew H. Beck	IC Plan		376,948	753,895	1,507,790
	PSP	1/20/22				1,979	5,938	11,876		737,025
	RSU	1/20/22							3,958	463,422
Robert B. Crain	IC Plan		272,694	545,387	1,090,775
	PSP	1/20/22				1,583	4,750	9,500		589,570
	RSU	1/20/22							3,167	370,808
Torsten R.W. Dehner	IC Plan		242,404	484,808	969,615
	PSP	1/20/22				1,583	4,750	9,500		589,570
	RSU	1/20/22							3,167	370,808
Eric P. Hansotia	IC Plan		864,583	1,729,167	3,458,333
	PSP	1/20/22				10,972	32,917	65,834		4,085,658
	PSP	7/13/22				4,220	12,660	25,320		1,146,743
	RSU	1/20/22							21,945	2,569,422
	RSU	7/13/22							8,440	772,064
Hans-Bernd Veltmaat(3)	IC Plan		277,820	554,559	1,109,119
	PSP	1/20/22				1,583	4,750	9,500		589,570
	RSU	1/20/22							3,167	370,808
(1)Amounts included in the table above represent the potential payout levels related to corporate objectives for the fiscal year 2022 under the Company’s IC Plan. The payment for these awards already have been determined and were paid on February 28, 2023 to the NEOs with the exception of Mr. Dehner, who will be paid on March 31, 2023. Refer to Note 3 of the 2022 Summary Compensation Table. Mr. Audia’s amounts above reflect a proration based upon the number of days he was employed in 2022.
(2)The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached. The executives will receive a lower number of shares in the event that one of the performance metrics was “Below Threshold” and the other was at “Threshold.”
(3)Mr. Veltmaat forfeited 3,167 PSP awards associated with PSU grants during 2022 representing a value of approximately $393,088 on the date of grant, assuming the target level of performance conditions, as a result of the proration of vesting in the PSU awards through his retirement date. The number of shares that Mr. Veltmaat will ultimately receive related to these awards will depend upon the actual level of performance achieved at the end of the 2022-2024 three-year performance period. Mr. Velmaat also forfeited 2,199 RSUs associated with his 2022 RSU grants due to the proration of vesting through his retirement date, representing a value of approximately $256,716 on the date of grant.

58     AGCO Corp.

Outstanding Equity Awards at Year-End 2022
The following table provides information concerning unexercised SSARs and stock (including RSUs) that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For SSAR awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised SSARs Exercisable (#)	Number of Securities Underlying Unexercised SSARs Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SSARs (#)	SSAR Exercise Price ($)	SSAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Value Realized on Vesting(6) ($)
Damon J. Audia	—	—	—	—	—	3,298	457,400	9,896	1,372,476
	—	—	—	—	—	26,790	3,715,505	—	—
Andrew H. Beck	—	4,550	—	62.85	1/22/2026	—	—	—	—
	6,350	6,350	—	72.74	1/22/2027	3,060	424,391	—	—
	—	—	—	—	—	2,732	378,901	12,300	1,705,887
	—	—	—	—	—	3,958	548,935	11,876	1,647,082
Robert B. Crain	2,675	—	—	73.14	1/23/2025	—	—	—	—
	3,650	3,650	—	62.85	1/22/2026	2,448	339,513	—	—
	2,550	5,100	—	72.74	1/22/2027	2,186	303,176	9,840	1,364,710
	—	—	—	—	—	3,167	439,231	9,500	1,317,555
Torsten R.W. Dehner	—	5,100	—	72.74	1/22/2027	2,448	339,513	—	—
	—	—	—	—	—	2,186	303,176	9,840	1,364,710
	—	—	—	—	—	3,167	439,231	9,500	1,317,555
Eric P. Hansotia	1,250	—	—	73.14	1/23/2025	—	—	—	—
	4,650	4,650	—	62.85	1/22/2026	—	—	—	—
	3,250	6,500	—	72.74	1/22/2027	3,162	438,538	—	—
	—	—	—	—	—	15,584	2,161,345	70,130	9,726,330
	—	—	—	—	—	21,945	3,043,552	91,154	12,642,148
	—	—	—	—	—	8,440	1,170,544	—	—
Hans-Bernd Veltmaat	10,700	—	—	73.14	12/31/2023	—	—	—	—
	14,296	—	—	62.85	12/31/2023	—	—	—	—
	7,438	—	—	72.74	12/31/2023	—	—	—	—
(1)SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was January 23, 2018 for the 2018 grants, January 22, 2019 for the 2019 grants, and January 22, 2020 for the 2020 grants. There were no SSARs awarded in 2021 and 2022. Mr. Veltmaat vested proratably with respect to his SSAR grants in 2019 and 2020 through the date of his retirement on December 31, 2022. Mr. Veltmaat forfeited 304 SSARs and 2,762 SSARs, respectively, associated with SSAR grants during 2019 and 2020, due to the proration of vesting through his retirement date.
(2)The 2020 RSU awards were granted with a three-year cliff vesting period beginning on the date of grant, January 22, 2020 subject to adjustment based on performance metric relative to the Company's defined peer group. The 2021 and 2022 RSU awards vest in equal installments over three years beginning from the dates of grants, which were January 20, 2021 and January 20, 2022, respectively.
(3)The market value of RSU awards that have not vested is based on the closing price of the Company’s common stock on December 31, 2022 which was $138.69.
(4)The amounts shown represent the number of shares awarded but unearned at “maximum” level of performance under the PSP in January 2021 and January 2022, respectively. The actual amounts that will be earned under the PSP are dependent upon the
2023 Proxy Statement     59

OUTSTANDING EQUITY AWARDS AT YEAR-END 2022
achievement of pre-established performance goals during the respective performance cycles. The pre-established performance goals related to the 2021 and 2022 PSP grants were achieved above the “target” level of performance; however, the award is subject to further vesting periods and future actual levels of performance achieved for unearned one-year performance cycles with the ultimate award that is earned determined based upon the average of the three annual percentages.
(5)Based on the closing price of the Company’s common stock on December 31, 2022, which was $138.69.

60     AGCO Corp.

SSAR Exercises and Stock Vested in 2022
The following table provides information concerning exercises of SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed year for each of the NEOs. The table reports the number of securities acquired upon exercise of SSARs; the aggregate dollar value realized upon exercise of SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting.

	SSAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Damon J. Audia	—	—	—	—
Andrew H. Beck	6,972	1,627,668	11,056	2,668,459
Robert B. Crain	—	—	9,198	2,141,416
Torsten R.W. Dehner	744	146,192	10,299	2,025,580
Eric P. Hansotia	—	—	17,764	3,511,790
Hans-Bernd Veltmaat	—	—	9,645	2,141,416
(1)The number of shares acquired on exercise of SSARs is computed by dividing the value realized on exercise by the market price of the underlying securities at exercise. The number of shares acquired upon exercise includes the following shares withheld for income tax purposes: Mr. Beck — 5,731 shares and Mr. Dehner — 379 shares.
(2)The dollar amount realized upon exercise is computed by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the SSARs.
(3)Shares withheld for income tax purposes related to stock vested were as follows: Mr. Beck — 9,180 shares, Mr. Crain — 7,042 shares, Mr. Dehner — 4,955 shares, Mr. Hansotia — 9,505 shares, and Mr. Veltmaat — 6,595 shares.
2023 Proxy Statement     61

Pension Benefits
The “2022 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2022 Summary Compensation Table” and the “2022 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with ASC Topic 715, “Compensation – Retirement Benefits,” on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.
EXECUTIVE NONQUALIFIED PENSION PLAN
Only executives promoted or hired prior to August 1, 2015 participate in the ENPP, and executives promoted or hired on or after August 1, 2015 participate in a nonqualified defined contribution plan. During 2021, the ENPP was “frozen” and further salary benefit accruals under the ENPP will end on December 31, 2024. In addition, the lifetime annuity feature was terminated for all participants other than for two executives who will have reached age 65 prior to or in 2021. Subsequent to December 31, 2024, the remaining participants in the ENPP will transition to the nonqualified defined contribution plan.
The ENPP provides the Company’s eligible executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions. In addition, executives who remain with AGCO until age 65 will have their benefits continue as a lifetime annuity after the 15-year certain period ends (i.e., at age 80).
The key provisions of the ENPP are as follows:
Monthly Benefit. Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions (at the maximum level) and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.
Final Average Monthly Compensation. The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years in which such sum was the highest from among the ten years prior to his or her death, termination or retirement.
Vesting. Participants become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieving five years of participation in the ENPP. An executive must remain with the Company until age 65 (and must reach age 65 by December 31, 2022) with at least ten years of service (five years must include tenure as an executive officer) to vest in the life annuity portion of this benefit that begins at age 80. Alternatively, all participants will become vested in the plan in the event of a change of control.
Early Retirement Benefits. Participants do not receive benefits under the ENPP prior to normal retirement age.
62     AGCO Corp.

PENSION BENEFITS
NONQUALIFIED DEFINED CONTRIBUTION PLAN
The Company maintains a nonqualified defined contribution plan with respect to which it makes contributions for certain senior U.S.-based executives. Executives who currently participate in the ENPP will transition to the nonqualified defined contribution plan in 2025 in connection with the freeze of the ENPP. Mr. Audia was the only NEO who participated in the nonqualified defined contribution plan during 2022. For Vice Presidents and Senior Vice Presidents, we annually contribute 10% of the executive officer’s salary plus his or her annual incentive compensation, less any contributions made during the year with respect to the AGCO 401(k) plan, to AGCO’s Executive Nonqualified Defined Contribution Plan. For the Chief Executive Officer, the annual contribution percentage is 15%, similarly adjusted.

	Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Damon J. Audia	Nonqualified Defined Contribution Plan	N/A	$35,000	$—	$—	$35,000
Andrew H Beck	N/A	N/A	N/A	N/A	N/A	N/A
Robert B Crain	N/A	N/A	N/A	N/A	N/A	N/A
Torsten R W Dehner	N/A	N/A	N/A	N/A	N/A	N/A
Eric P Hansotia	N/A	N/A	N/A	N/A	N/A	N/A
Hans-Bernd Veltmaat	N/A	N/A	N/A	N/A	N/A	N/A
(1)Named Executive Officers do not contribute to the Nonqualified Defined Contribution Plan.
(2)The Company contributions shown are included in the "All Other Compensation" column of the 2022 Summary Compensation Table. Since the contribution to Mr. Audia was not made until 2023, there were no earnings reported for 2022.
(3)The aggregate earnings represent deemed investment earnings or losses from the Company contributions. The AGCO Savings Plan does not guarantee a return on deferred amounts. For these plans, no amounts included in this column are reported in the 2022 Summary Compensation Table because the plans do not provide for above-market or preferential earnings.
SWISS LIFE COLLECTIVE “BVG” FOUNDATION
The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Dehner is a participant. The BVG ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Dehner. Mr. Dehner’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.
The key provisions of the BVG plan are as follows:
Retirement benefit. Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.
Pay credits. Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company	Credit (category “SVP & above”) as a percentage of pay (paid by employee)
25-34	5.5%	2.5%
35-44	7.5%	3.5%
45-54	11.5%	4.5%
55-65	13.5%	5.5%
Pensionable pay. Payable at the annual rate of base pay and bonus.
Normal retirement age. Age 65 for males; age 64 for females (as in accordance with Swiss law).
Early retirement benefits. Participants may elect to retire from the age of 58. Annuity benefits are converted using reduced actuarial equivalence conversion factors.
Vesting. 100% vested (i.e., should Mr. Dehner leave the Company, he will receive the amount accumulated in the capital plan at that time).
2023 Proxy Statement     63

2022 Pension Benefits Table

		Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
Name	Plan Name	(#)	($)	($)
Damon J. Audia(2)	N/A	N/A	N/A	N/A
Andrew H. Beck	AGCO Executive Nonqualified Pension Plan	20.00	7,122,879	—
Robert B. Crain	AGCO Executive Nonqualified Pension Plan	17.00	6,609,306	—
Torsten R.W. Dehner	Swiss Life Collective “BVG” Foundation	12.08	1,013,676	—
Eric P. Hansotia	AGCO Executive Nonqualified Pension Plan	9.50	3,675,489	—
Hans-Bernd Veltmaat	AGCO Executive Nonqualified Pension Plan	14.50	7,397,887	—
(1)Based on plan provisions in effect as of December 31, 2022. The executive officers’ pension plan will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.
(2)Mr. Audia is not a participant in any AGCO pension plan.
Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings, changes in plan provisions and the assumptions used to determine the present value, such as the discount rate. For 2022, the discount rate assumption used to determine the actuarial present value of accumulated pension benefits was higher than in 2021. The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table, as well as the amounts above in the Present Value of Accumulated Benefit column, are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the Company’s retirement plans during any given year.
64     AGCO Corp.

Other Potential
Post-Employment Payments
Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events.
All unvested equity awards became subject to a “double trigger” whereby accelerated vesting is contingent on a change in control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants. The LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The table below and its accompanying footnotes provide specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events assuming termination on the last day of the prior year (December 31, 2022).
On December 31, 2022, Mr. Veltmaat retired from the Company and received only the retirement and other benefits he was entitled to under the standard terms of the applicable Company programs. On January 31, 2023, Mr. Beck also retired from the Company and received only the retirement and other benefits he was entitled to under the standard terms of the applicable Company programs. Neither Messrs. Beck nor Veltmaat received any severance benefits.
In accordance with the SEC’s rules, the remainder of this section assumes that employment for each of Messrs. Beck and Veltmaat was terminated or a change of control of the Company occurred as of December 31, 2022 and does not take into account their retirement.

Executive / Termination Scenario(1)	Severance	Bonus	Accelerated Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Damon J. Audia
Change in Control(2)(3)(4)	$2,618,813	$609,406	$5,545,381	$91,540	$—		$—	$—	$—	$8,865,140
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$—		$—	$—	$—	$—
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$233,333	$609,406	$—	$—	$—		$4,200,000	$—	$—	$5,042,739
Disability(7)	$—	$609,406	$—	$—	$—		$—	$345,000	$—	$954,406
Involuntary With Cause	$—	$—	$—	$—	$—		$—	$—	$—	$—
Involuntary Without Cause or Good Reason Resignation(8)	$700,000	$609,406	$—	$9,000	$—		$—	$—	$—	$1,318,406
Andrew H. Beck
Change in Control(2)(3)(4)	$3,939,935	$1,301,977	$5,186,216	$179,250	$7,220,839	(9)	$—	$—	$—	$17,828,217
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$977,551	(9)	$—	$—	$—	$977,551
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$194,364	$1,301,977	$—	$—	$977,551	(9)	$4,664,724	$—	$—	$7,138,616
Disability(7)	$—	$1,301,977	$—	$—	$977,551	(9)	$—	$1,161,000	$—	$3,440,528
Involuntary With Cause	$—	$—	$—	$—	$977,551	(9)	$—	$—	$—	$977,551
Involuntary Without Cause or Good Reason Resignation(8)	$1,554,909	$1,301,977	$—	$—	$977,551	(9)	$—	$—	$—	$3,834,437
2023 Proxy Statement     65

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Executive / Termination Scenario(1)	Severance	Bonus	Accelerated Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Robert B. Crain
Change in Control(2)(3)(4)	$3,065,926	$941,884	$4,151,004	$172,538	$6,691,031	(10)	$—	$—	$—	$15,022,383
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$703,552	(10)	$—	$—	$—	$703,552
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$151,497	$941,884	$—	$—	$703,552	(10)	$3,635,916	$—	$—	$5,432,849
Disability(7)	$—	$941,884	$—	$—	$703,552	(10)	$—	$915,000	$—	$2,560,436
Involuntary With Cause	$—	$—	$—	$—	$703,552	(10)	$—	$—	$—	$703,552
Involuntary Without Cause or Good Reason Resignation(8)	$605,986	$941,884	$—	$—	$703,552	(10)	$—	$—	$—	$2,251,422
Torsten R.W. Dehner
Change in Control(2)(3)(4)	$2,725,924	$837,263	$3,706,016	$—	$1,079,917	(11)	$—	$—	$—	$8,349,120
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$1,079,917	(11)	$—	$—	$—	$1,079,917
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$136,609	$837,263	$—	$—	$3,161,581	(11)	$—	$—	$—	$4,135,453
Disability(7)	$—	$837,263	$—	$—	$312,250	(11)	$—	$—		$1,149,513
Involuntary With Cause	$—	$—	$—	$—	$1,079,917	(11)	$—	$—	$—	$1,079,917
Involuntary Without Cause or Good Reason Resignation(8)	$546,437	$837,263	$—	$—	$1,079,917	(11)	$—	$—	$—	$2,463,617
Eric P. Hansotia
Change in Control(2)(3)(4)	$12,708,812	$2,986,271	$29,671,521	$186,114	$3,779,973	(12)	$—	$—	$—	$49,332,691
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$—		$—	$—	$—	$—
Retirement(5)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(6)	$312,500	$2,986,271	$—	$—	$—		$7,500,000	$—	$—	$10,798,771
Disability(7)	$—	$2,986,271	$—	$—	$—		$—	$2,444,400	$—	$5,430,671
Involuntary With Cause	$—	$—	$—	$—	$—		$—	$—	$—	$—
Involuntary Without Cause or Good Reason Resignation(8)	$6,866,315	$2,986,271	$—	$—	$—		$—	$—	$—	$9,852,586
Hans-Bernd Veltmaat
Change in Control(2)(3)(4)	$3,117,486	$957,724	$4,151,004	$173,242	$9,576,922	(13)	$—	$—	$—	$17,976,378
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$607,576	(13)	$—	$—	$—	$607,576
Retirement(5)	$—	$—	$—	$—	$607,576		$—	$—	$—	$607,576
Death(6)	$154,044	$957,724	$—	$—	$607,576	(13)	$3,697,062	$—	$—	$5,416,406
Disability(7)	$—	$957,724	$—	$—	$607,576	(13)	$—	$933,000	$—	$2,498,300
Involuntary With Cause	$—	$—	$—	$—	$607,576	(13)	$—	$—	$—	$607,576
Involuntary Without Cause or Good Reason Resignation(8)	$—	$957,724	$—	$—	$607,576	(13)	$—	$—	$—	$1,565,300
(1)All termination scenarios assume termination occurred on December 30, 2022, and a stock price of $138.69, which was the closing price of the Company’s common stock on the last trading day of the Company’s year ended December 31, 2022.
The employment agreements with executives generally contain certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant.
(2)Upon termination within two years following a change of control, the following provisions apply to each of the NEOs:
•Mr. Hansotia would receive a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the amount earned in the most recently completed fiscal year. He would continue to receive life insurance and health benefits during a three-year period. Mr. Hansotia does not have an excise tax gross-up.
•Messrs. Audia, Beck, Crain, Dehner and Veltmaat would receive payment equal to (i) two times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of the NEO’s awards received during the prior two completed years and the current year’s trend. Each of the NEOs would continue to receive life insurance, disability and healthcare benefits during a two-year period. In the case of
66     AGCO Corp.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
Messrs. Audia, Beck, Crain and Veltmaat, the payment shall be made in a lump sum. In the case of Mr. Dehner, the portion attributable to base salary will be paid in three installments and the remainder will be paid in a lump sum.
•Messrs. Beck, Crain, Hansotia and Veltmaat would receive their ENPP retirement benefit payable as a lump sum. This lump sum is calculated in a similar fashion as values disclosed in the Pension Benefits Table, except it is determined based on the plan’s actuarial equivalence definition rather than the SEC prescribed assumptions. There is no enhancement to their pension benefit amount in the event of a change in control other than immediate vesting of the benefit.
(3)All outstanding unvested equity awards are subject to a “double trigger” whereby accelerated vesting is contingent on a change in control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants.
(4)In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” values shown in the table above from the ENPP and the value shown in the “2022 Pension Benefits Table” is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. There is no enhancement to the benefit amount under a change of control other than immediate vesting of the benefit.
(5)As of December 31, 2022, Mr. Veltmaat was eligible for retirement benefits. Messrs. Beck and Crain are vested in their ENPP benefit, but are not eligible to commence their benefits. Mr. Hansotia is not vested in his ENPP benefits.
(6)Upon death, the following provisions apply to each of the NEOs:
•The estate would receive the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.
(7)Upon disability, the following provisions apply to each of the NEOs:
•Each of the NEOs would receive all sums otherwise payable to them by the Company through the date of disability, including the pro-rata portion of the bonus earned. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.
(8)Unless such termination occurs within two years following a change of control, if employment is terminated without cause or if the executive voluntarily resigns with good reason, the following provisions apply to each of the NEOs:
•For Mr. Veltmaat, he does not receive cash severance because he is over age 65. All employment agreements stipulate that no cash severance is paid when they reach the age of 65. He receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.
•For Mr. Beck, he would receive his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He would also receive a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.
•For Messrs. Audia, Crain and Dehner, each of the NEOs would receive their base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if they had remained employed with the Company. Each NEO would also receive a pro-rata portion of their bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Life insurance benefits are continued for Mr. Audia for the duration of the severance period.
•For Mr. Hansotia, he would receive his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company, and a bonus equal to two times the three-year average of his awards received during the prior two completed years and the current year’s trend.
(9)Mr. Beck is currently vested in his ENPP retirement benefit. In the event of Mr. Beck’s termination due to a change of control, he would receive a $7,220,839 lump sum payment. In the event of his termination due to any other cause, he would receive a $977,551 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2022.
(10)Mr. Crain is currently vested in his ENPP retirement benefit. In the event of Mr. Crain’s termination due to a change of control, he would receive a $6,691,031 lump sum payment. In the event of his termination due to any other cause, he would receive a $703,552 annual annuity for 15 years beginning at age 65. The present value of this annuity equals the benefits disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2022.
(11)In the event of Mr. Dehner’s termination due to a change of control, he would receive a $1,079,917 lump sum payment from his retirement plan. In the event of his termination due to death, he would receive a $3,161,581 lump sum payment. In the event of his termination due to disability, he would receive a $312,250 annual annuity until age 65. In the event of his termination due to any other cause, he would receive a lump sum payment of $1,079,917, which corresponds to his vested benefits as per December 31, 2022.
(12)Mr. Hansotia is not currently vested in his ENPP retirement benefit. In the event of Mr. Hansotia’s termination due to a change of control, he would receive a $3,779,973 lump sum payment. In the event of his termination due to any other cause on December 31, 2022, he would not receive an ENPP retirement benefit.
(13)Mr. Veltmaat is currently vested in his ENPP retirement benefit. In the event of Mr. Veltmaat’s termination due to a change of control, he would receive a $9,576,922 lump sum payment. In the event of his termination due to any other cause, he would receive $607,576 annually as a 15-year certain and life annuity beginning at termination. The present value of this annuity plus the value of the life annuity beginning 15 years later equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2022.
2023 Proxy Statement     67

Pay Versus Performance

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEO ($)(1)	Average Compensation Actually Paid to Non-PEO NEO ($)(1)	Total Shareholder Return(1)	Peer Group Total Shareholder Return(1)	Net Income ($)(1)	Company-Selected Measure (Adjusted Operating Margin) (%)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022(3)	$13,350,453	$25,100,778	$3,122,828	$4,771,244	195.59	130.62	$889.6	10.3%
2021(3)	11,181,748	11,598,468	2,857,547	2,484,180	156.50	142.11	897.0	9.1%
2020(3)	13,852,298	14,460,470	4,375,062	5,958,183	134.77	114.59	427.1	7.0%
2019	N/A	N/A	N/A	N/A	100.00	100.00	N/A	N/A
(1)    All balances are whole numbers except for net income, which are in millions.
(2)    Adjusted operating margin is a non-GAAP measure, and a reconciliation is provided to the closest U.S. GAAP measure in the appendix at the end of this proxy statement.
(3)    Mr. Richenhagen was the Company’s PEO for the year ended December 31, 2020. Mr. Hansotia was the Company’s PEO for the years ended December 31, 2021 and 2022.

	PEO			NEO
Prior FYE Current FYE Fiscal Year	12/31/2021 12/31/2022 2022	12/31/2020 12/31/2021 2021	12/31/2019 12/31/2020 2020	12/31/2021 12/31/2022 2022	12/31/2020 12/31/2021 2021	12/31/2019 12/31/2020 2020
SCT Total	$13,350,453	$11,181,748	$13,852,298	$3,122,828	$2,857,547	$4,375,062
- Change in Pension Value in SCT	(363,569)	(652,962)	(2,957,462)	—	(258,803)	(1,620,822)
+ Pension Service Cost	550,703	(1,406,646)	704,019	117,686	(1,177,631)	316,256
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(8,573,886)	(6,978,345)	(5,842,745)	(1,457,916)	(1,040,214)	(925,305)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	17,761,571	8,341,152	—	2,325,687	1,243,380	2,314,043
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	1,907,911	615,190	—	297,958	496,394	1,170,583
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	4,549,198	121,187	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	467,595	498,331	9,667,832	358,552	363,507	328,366
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	(5,512,670)	(114,738)	—	—
Compensation Actually Paid	$25,100,778	$11,598,468	$14,460,470	$4,771,244	$2,484,180	$5,958,183
68     AGCO Corp.

PAY VERSUS PERFORMANCE
Listed below are the three performance measures for AGCO that we consider to be the most important for driving long-term returns for our stockholders. Adjusted operating margin and return on net assets “(RONA”) are both goals under our annual incentive awards and are more fully discussed under “Compensation Discussion & Analysis – Description of Performance Measures.” Revenue and RONA are both goals for the performance-based awards under our long-term incentive plan. Over time we have considered different performance measures to be the most important, and we would expect them to change in the future as well.

Most Important Company Performance Measures for Determining NEO Compensation
Adjusted operating margin(1)
Return on net assets (“RONA”)(1)
Revenue growth
(1) Adjusted operating margin and RONA are non-GAAP measures, and a reconciliation is provided to the closest U.S. GAAP measure in the appendix at the end of this proxy statement.
RELATIONSHIPS WITH CERTAIN PERFORMANCE MEASURES
Described below are the relationships between certain performance measures and the compensation summarized above:
Cumulative Shareholder Return. For the three years summarized above, cumulative shareholder return was 195.59%. This compares to a decrease in compensation actually paid to our PEO in 2021 of $2,862,002 (or 19.8%) and an increase in compensation actually paid to our PEO in 2022 of $13,502,310 (or 116.4%). Similarly, it compares to a decrease in average compensation actually paid to our other NEOs in 2021 of $3,474,003 (or 58.3%) and an increase in average compensation actually paid to our other NEOs of $2,287,064 (or 92.1%) in 2022. The significant increases in 2022 largely reflect the increase in cumulative shareholder return and the corresponding increase in the fair value of equity awards. The decreases in 2021 largely reflect a decrease in the fair value of equity awards. Both of these comparisons are impacted by the timing and share prices at the time of awards, the performance goals that were embedded in those awards and the Company’s financial performance during the relevant periods, as well as the share prices at the times that fair value were determined. During 2021, the compensation for our PEO and other NEOs were also impacted by negative service costs related to an amendment to the Company’s ENPP previously discussed. During the 2020 to 2022 three-year period, the cumulative shareholder return of the Company’s peer group was 130.62%. The difference between peer group performance and the Company’s largely is attributable to the Company’s improved adjusted operating margin combined with strong performance generally for the agricultural equipment industry. Also, we had a change in our PEO between 2020 and 2021, which caused a reduction in compensation actually paid to our PEO in 2021.
Net Income. During the three years summarized above, the Company’s net income declined by $7.4 million (or 0.8%) between 2021 and 2022 and increased by $469.9 million (or 110.0%) between 2020 and 2021. A discussion of the factors that impacted net income is contained in our Form 10-K for the year ended December 31, 2022. Actual compensation paid to and earned by our PEO and other NEOs and the primary reasons for changes between years are described above. As a percentage of net income, our PEO and the average NEO’s compensation actually paid increased in 2022 and decreased in 2021.
Company Selected Measure. The Company selected measure is adjusted operating margin. As discussed under “Compensation Discussion & Analysis – Description of Performance Measures,” this measure links to earnings and is key to increasing performance and stockholder value. This measure increased by 2.1 percentage points in 2021 and 1.2 percentage points in 2022. We believe that the increases in total shareholder return for these periods is a product of the increases in this measure, although there were other influences as well. In turn, indirectly, this measure is the driver of the increase in actual cash compensation to both our PEO’s and other NEO’s compensation increases in 2022.

2023 Proxy Statement     69

2022 CEO Pay Ratio
Our analysis began by determining that we had approximately 24,853 employees as of a December 1, 2022 determination date. Although permitted by the SEC, we did not use the 5% de Minimis rule to exclude or eliminate any employee group. Based on our consistently applied compensation measure of actual total cash compensation, we identified the median employee. The median employee’s total 2022 compensation, as determined in a manner consistent with our Summary Compensation Table, was $54,990.
Based on this methodology, we estimate the ratio of CEO pay to median employee pay is 221:1. In 2021, the CEO pay to median employee pay ratio was 210:1.
THE FOLLOWING REPORTS OF THE TALENT AND COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.
70     AGCO Corp.

Talent and Compensation Committee Report
The Talent and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Talent and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.
Commencing in 2020, the Talent and Compensation Committee engaged Korn Ferry to serve as its independent compensation adviser to advise management and the Talent and Compensation Committee with respect to the Company’s compensation programs and to undertake various related studies and projects. During 2022, the Talent and Compensation Committee evaluated Korn Ferry’s independence pursuant to SEC and NYSE requirements and determined that no conflicts of interest arose from the work to be performed by Korn Ferry.
The aggregate fees billed by Korn Ferry for consulting services rendered to the Talent and Compensation Committee during 2022 related to the recommendation of the amount or form of executive and director compensation were approximately $180,250. The total amount of fees paid by the Company to Korn Ferry in 2022 for all other services, excluding Talent and Compensation Committee services, was approximately $119,540. These other services primarily related to executive search fees and job pricing efforts. The Talent and Compensation Committee recommended and approved the provision of these additional services to the Company by Korn Ferry.
The foregoing report is submitted by the Talent and Compensation Committee of the Board.
Suzanne P. Clark, Chair
Sondra L. Barbour
David Sagehorn
Matthew Tsien
2023 Proxy Statement     71

Audit Committee Report
To the Board of Directors:
The Audit Committee consists of the following members of the Board: Sondra L. Barbour (Chair), George E. Minnich, David Sagehorn and Matthew Tsien. Each of the members is “independent” as defined by the NYSE and SEC.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2022.
We have discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission.
We have received and reviewed the written disclosures from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the Audit Committee and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
We also have considered whether the professional services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, is compatible with maintaining KPMG LLP’s independence.
Based on the reviews and discussions referred to above, we recommended to the Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
The foregoing report has been furnished by the Audit Committee of the Board.
Sondra L. Barbour, Chair
George E. Minnich
David Sagehorn
Matthew Tsien
72     AGCO Corp.

AUDIT COMMITTEE REPORT
AUDIT FEES
The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2022 and 2021, the audit of the Company’s internal control over financial reporting for 2022 and 2021, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such years were approximately $7,741,000 and $7,211,000, respectively.
AUDIT-RELATED FEES
The aggregate fees billed by KPMG LLP for professional services rendered for 2022 and 2021 for audit-related fees were approximately $62,000 and $41,000, respectively. The amounts for 2022 and 2021 primarily represent fees for audits of employee benefit plans and required auditor certifications for various matters required in certain foreign jurisdictions.
TAX FEES
KPMG LLP did not provide any professional tax services during 2022 or 2021.
FINANCIAL AND OPERATIONAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries during 2022 or 2021.
ALL OTHER FEES OF KPMG LLP
KPMG LLP did not provide any other services during 2022 or 2021.
A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.
All of KPMG’s services and fees for services, whether audit or non-audit, are preapproved by the Audit Committee. In some instances services and fees initially are preapproved by the Chair of the Audit Committee and then re-approved subsequently by the Audit Committee. All services performed by KPMG LLP for 2022 were approved by the Chair of the Audit Committee and the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2023, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.
2023 Proxy Statement     73

Certain Relationships and Related Party Transactions
The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.
Ms. Srinivasan, who is currently a member of the Company’s Board of Directors, is the Chairperson and Managing Director of TAFE. The Company owns approximately 21% of TAFE’s outstanding shares. Through TAFE and TAFE Motors and Tractors Limited, Ms. Srinivasan is the beneficial owner of 12,150,152 shares of the Company’s common stock, not including shares of the Company’s common stock received by Ms. Srinivasan for service as a director. The Company received dividends of approximately $2.1 million from TAFE during 2022. Pursuant to various arrangements that are terminable upon notice, TAFE manufactures and sells Massey Ferguson branded equipment (primarily in India) and also supplies tractors and components to AGCO for sale in other markets. During 2022, the Company purchased approximately $160.5 million of tractors and components from TAFE and sold approximately $1.2 million of parts to TAFE.
The Company and TAFE are parties to a Letter Agreement regarding the current and future accumulation by TAFE of shares of our common stock and certain governance matters. The Letter Agreement expires on April 24, 2024. Pursuant to the Letter Agreement, TAFE has agreed not to (i) purchase in excess of 12,150,152 shares of our common stock, subject to certain adjustments; (ii) subject to its rights to make a non-public offer to acquire all or a part of the Company (or propose another transaction that would result in a change of control of the Company), form or act as part of a group with respect to the ownership or voting of our common stock or to otherwise grant a third-party a proxy or other voting rights with respect to our common stock owned by TAFE or its affiliates (other than to or at the request of the Company), provided that TAFE and its affiliates are expressly permitted to act as a group; or (iii) publicly announce its intention to commence, or commence, an offer to acquire all or part of our common stock.
Pursuant to the Letter Agreement, the Company has agreed to: (i) nominate a candidate proposed by TAFE for election to our Board of Directors at each annual meeting, as long as the collective beneficial ownership by TAFE and its affiliates is 5% or more of the then outstanding common stock of the Company, subject to certain adjustments and restrictions; and (ii) provide customary assistance to TAFE in selling its shares, including filing a registration statement with the SEC, if TAFE determines to dispose of any shares of our common stock in a public distribution.
The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 25, 2019.
74     AGCO Corp.

Annual Report to Stockholders
The Company’s 2022 Annual Report to its stockholders and Annual Report on Form 10-K for the year ended December 31, 2022, including consolidated financial statements and schedule thereto, but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 17, 2023.
Annual Report on Form 10-K
We will provide without charge a copy of our Annual Report filed on Form 10-K for the year ended December 31, 2022, including the consolidated financial statements and schedule thereto, on the written request of the beneficial owner of any shares of our common stock on March 17, 2023. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.
Independent Registered Public Accounting Firm
A representative of KPMG LLP, our independent registered public accounting firm for 2022, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2023, subject to stockholder ratification.
Stockholders’ Proposals
Any stockholder of the Company who wishes to present a proposal at the 2024 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 28, 2023; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2023 Annual Meeting, any stockholder who wishes to have a proposal included in our proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of our By-Laws or the rules of the SEC for inclusion therein.
Any stockholder of the Company who wishes to present a proposal at the 2024 Annual Meeting of stockholders of the Company, but not have such proposal included in our proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 27, 2024 and otherwise in accordance with the advance notice provisions of our By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of our By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of our By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.
2023 Proxy Statement     75

Reconciliation of Non-GAAP Measures
The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the years ended December 31, 2022, 2021, 2020, 2019 and 2018 (in millions, except per share data).

	Years Ended December 31,
	2022			2021			2020
	Income from Operations	Net Income(1)(2)	Net Income per Share(1)(2)	Income from Operations	Net Income(1)	Net Income per Share(1)	Income from Operations	Net Income(1)(2)	Net Income per Share(1)
As reported	$1,265.4	$889.6	$11.87	$1,001.4	$897.0	$11.85	$599.7	$427.1	$5.65
Impairment of Russian joint ventures	36.0	23.8	0.32	—	—	—	—	—	—
Impairment charge - tillage joint venture	—	—	—	—	—	—	20.0	10.0	0.13
Restructuring expenses	6.1	4.8	0.06	15.3	11.8	0.16	19.7	19.5	0.26
Gain on full acquisition of IAS joint venture	—	(3.4)	(0.05)	—	—	—	—	—	—
Write-down of investment in Russian finance joint venture	—	4.8	0.06	—	—	—	—	—	—
Divestiture-related foreign currency translation release	—	11.4	0.15	—	—	—	—	—	—
Deferred income tax adjustments	—	—	—	—	(123.4)	(1.63)	—	—	—
Gain on sale of investment in affiliate	—	—	—	—	—	—	—	(32.5)	(0.43)
As adjusted	$1,307.5	$930.9	$12.42	$1,016.7	$785.4	$10.38	$639.4	$424.2	$5.61

	Years Ended December 31,
	2019			2018
	Income from Operations	Net Income(1)(2)	Net Income per Share(1)(2)	Income from Operations	Net Income(1)	Net Income per Share(1)
As reported	$348.1	$125.2	$1.63	$489.0	$285.5	$3.58
Goodwill impairment charge	176.6	176.6	2.29	—	—	—
Restructuring expenses	9.0	8.3	0.11	12.0	8.7	0.11
Deferred income tax adjustment	—	53.7	0.70	—	—	—
Swiss tax reform	—	(21.8)	(0.28)	—	—	—
Tax benefit associated with U.S. tax reform	—	—	—	—	(8.5)	(0.11)
Extinguishment of debt	—	—	—	—	24.5	0.31
As adjusted	$533.7	$341.9	$4.44	$501.0	$310.2	$3.89
(1)Net income and net income per share amounts are after tax.
(2)Rounding may impact summation of amounts.
76     AGCO Corp.

RECONCILIATION OF NON-GAAP MEASURES
The following is a reconciliation of operating margin and adjusted operating margin for the years ended December 31, 2022, 2021 and 2020 (in millions, except margin data):

	2022	2021	2020
Net sales	$12,651.4	$11,138.3	$9,149.7

Reported income from operations	1,265.4	1,001.4	599.7
Adjusted income from operations	1,307.5	1,016.7	639.4
Reported operating margin	10.0%	9.0%	6.6%
Adjusted operating margin	10.3%	9.1%	7.0%

The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2022 and 2021 (in millions):

	2022	2021
Net cash provided by operating activities	$838.2	$660.2
Less:
Capital expenditures	(388.3)	(269.8)
Free cash flow	$449.9	$390.4
The following table sets forth, for the year ended December 31, 2022, the impact to net sales of currency translation (in millions, except percentages):

Years ended December 31,			Change due to currency translation
2022	2021	% change from 2021	$	%
$12,651.4	$11,138.3	13.6%	$(946.1)	(8.5)%
The following is a reconciliation of return on net assets (“RONA”) for the years ended December 31, 2022, 2021 and 2020 (in millions, except RONA data):

	Years Ended December 31,
	2022	2021	2020
Accounts receivable(1)	1,160.5	936.3	808.5
Inventory	3,189.7	2,593.7	1,974.4
Plant, property & equipment	1,591.2	1,464.8	1,508.5
Goodwill	1,310.8	1,280.8	1,306.5
Intangible assets	364.4	392.2	455.6
Accounts payable(2)	(1,356.0)	(1,049.4)	(830.4)
Accrued expenses	(2,271.3)	(2,062.2)	(1,916.7)
Total net assets	3,989.3	3,556.2	3,306.4

Regional income	1,553.70	1,239.7	870.4
Corporate expenses	(153.40)	(135.3)	(134.7)
Stock compensation expense	(32.70)	(26.6)	(36.8)
Interest income	33.10	18.7	9.9
Discounts on sale of receivables	(71.10)	(24.5)	(24.1)
Return	1,329.6	1,072.0	684.7
RONA	33.3%	30.1%	20.7%
(1)     Excludes receivables from affiliates of $60.8 million, $55.2 million and $47.5 million as of December 31, 2022, 2021 and 2020, respectively.
(2)    Excludes payables to affiliates of $29.3 million, $28.9 million and $24.7 million as of December 31, 2022, 2021 and 2020, respectively.
2023 Proxy Statement     77

AGCO
Your Agriculture Company

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1. Election of Directors

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
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Proxy — AGCO CORPORATION

AGCO CORPORATION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 27, 2023

The undersigned hereby appoints Damon J. Audia, Roger N. Batkin, Eric P. Hansotia, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of common stock of AGCO Corporation held of record by the undersigned on March 17, 2023 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., Eastern Time, on Thursday, April 27, 2023, and any adjournments thereof.

This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (i) "FOR" all of the ten director nominees; (ii) "1-YEAR" for the non-binding advisory vote on executive compensation; (iii) "FOR" the non-binding advisory resolution to approve the compensation of the Company's named executive officers; (iv) For the ratification of KPMG LLP as the Company's independent registered public accounting firm for 2023; and (v) the proxies will vote in their best judgment with respect to any other business brought before the Annual Meeting.

C Non-Voting Items

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